As filed with the Securities and Exchange Commission on November 4, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RAIT FINANCIAL TRUST

(exact name of registrant as specified in its charter)

Maryland	6798	23-2919819
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104

Telephone: (215) 243-9000

(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)

Scott F. Schaeffer

Chief Executive Officer and President

RAIT Financial Trust

Cira Center

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104

Telephone: (215) 243-9000

(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

with copies to:

J. Baur Whittlesey Mark E. Rosenstein Ledgewood 1900 Market Street, Suite 750 Philadelphia, Pennsylvania 19103 Telephone: (215) 731-9450	Richard D. Truesdell, Jr. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Telephone: (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement has been declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Shares of Beneficial Interest, $0.01 par value	12,921,620 shares	N/A	$149,295,438	$8,331

(1)	This Registration Statement registers the maximum number of common shares that may be issued in connection with the Exchange Offer by the Registrant for its 6.875% Convertible Senior Notes due 2027 (the “Convertible Notes”). Registrant will not issue common shares in the Exchange Offer in excess of 12,921,620 shares.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended (“Rule 457(f)”). Solely for this purpose, the registrant assumed that the maximum aggregate principal amount of Convertible Notes that the registrant would accept in the Exchange Offer would be $150,000,000 with an aggregate book value as of June 30, 2009 of $149,295,438. The registrant did not estimate the minimum aggregate amount of cash or the minimum aggregate accrued and unpaid interest on the Convertible Notes it would pay in the Exchange Offer which, under Rule 457(f), would reduce the proposed maximum aggregate offering price upon which the amount of the registration fee is calculated.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 4, 2009

PROSPECTUS

Offer to Exchange

Common Shares of Beneficial Interest Plus Cash

For 6.875% Convertible Senior Notes Due 2027

Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal, we are offering to exchange our common shares of beneficial interest, par value $0.01 per share, or common shares, and cash for up to $             aggregate principal amount of our 6.875% Convertible Senior Notes due 2027, or the Convertible Notes. Holders who validly tender and do not validly withdraw their Convertible Notes prior to 5:00 p.m., New York City time, on                     , 2009 will receive, for each $1,000 principal amount of our Convertible Notes accepted for exchange:

•	common shares;

•	a cash payment of $ , or the Convertible Notes Cash Payment; and

•	accrued and unpaid interest on the Convertible Notes to, but excluding, the settlement date, payable in cash.

We refer to the foregoing consideration as the Convertible Notes Offer Consideration, and the exchange offer as the Exchange Offer.

The Exchange Offer is open to all holders of our Convertible Notes. The Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2009, unless extended or earlier terminated by us. We refer to that date and time, as the same may be extended or earlier terminated, as the Expiration Date. You may withdraw your tendered Convertible Notes at any time prior to the Expiration Date under the circumstances described in this prospectus and the letter of transmittal.

The number of Convertible Notes validly tendered and not withdrawn that we will accept in the Exchange Offer will be prorated if more than $             principal amount of the Convertible Notes are tendered.

The Exchange Offer is conditioned on at least $25,000,000 aggregate principal amount of the Convertible Notes being validly tendered and not validly withdrawn and the satisfaction of certain other customary conditions. Our acceptance of Convertible Notes for exchange from any particular holder is also subject to the condition that the number of common shares received by such person, when combined with common shares then held by such person, does not exceed the ownership limitation established by our declaration of trust (8.3% of common shares then outstanding) or the ownership limitation imposed by the New York Stock Exchange (holders of 5% or more of the number of common shares outstanding at the commencement of the Exchange Offer are limited in the number of common shares issuable in the offering to no more than 5% of common shares outstanding before the issuance). We may waive any of the conditions to the Exchange Offer other than the condition that the registration statement of which this prospectus forms a part be declared effective by the Securities and Exchange Commission, or the SEC. See “The Exchange Offer—Conditions to the Exchange Offer” and “Description of shares of beneficial interest—Restrictions on ownership and transfer.”

We intend to consummate the Exchange Offer and pay the Convertible Notes Offer Consideration promptly after the Expiration Date. In the event of proration, we anticipate consummating the Exchange Offer promptly and no later than five business days after the Expiration Date. The Convertible Notes Cash Payment portion of the Convertible Notes Offer consideration will be paid in same day funds upon settlement of the Exchange Offer. See “The Exchange Offer—Terms of the Exchange Offer,” “—Maximum exchange amount; proration” and “—Settlement of exchange offer.”

Subject to applicable securities laws, we reserve the right to terminate, withdraw or amend the Exchange Offer at any time and from time to time, as described in this prospectus.

Our common shares are traded on The New York Stock Exchange under the symbol “RAS.” The last reported sale price of our common shares on November 3, 2009 was $1.91 per share. We expect that the common shares to be issued in the Exchange Offer will be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

We urge you to carefully read the “Risk factors” section beginning on page 16 of this prospectus before you make any decision regarding the Exchange Offer.

None of us, our Board of Trustees, the Dealer Manager, the Information and Exchange Agent or any other person is making any recommendation as to whether or not you should tender your Convertible Notes for exchange in the Exchange Offer. You must make your own decision whether to tender Convertible Notes in the Exchange Offer, and, if so, the amount of Convertible Notes to tender.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Exchange Offer is:

UBS Investment Bank

The date of this prospectus is                     , 2009.

None of us, our Board of Trustees, the Dealer Manager, the Information and Exchange Agent or any other person is making any representation to you regarding the legality of a tender of Convertible Notes by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of tendering your Convertible Notes in the Exchange Offer.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different. You should assume that the information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus or the date of the document incorporated by reference, and applicable. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

We are incorporating by reference into this prospectus important business and financial information that is not included in or delivered with this prospectus. This information is available without charge to security holders upon written or oral request. Requests should be directed to RAIT Financial Trust, Attention: Andres Viroslav, Vice President and Director of Corporate Communications, Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, PA 19104, Telephone: (215) 243-9000. In order to obtain timely delivery, you must request the information no later than                     , 2009, which is five business days before the Expiration Date.

i

Forward-looking statements

This prospectus and the documents incorporated by reference or deemed to be incorporated by reference herein or therein contain forward-looking statements within the meaning of applicable securities laws, including Section 27A(b)(2)(c) of the Securities Act and Section 21E(b)(2)(c) of the Exchange Act. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. These statements often contain words such as “may,” “should,” “could,” “expects,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus regarding our future strategy, future operations, projected financial position, estimated future revenues, projected costs, future prospectus and the future of our industries and results are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, or, in the case of forward-looking statements in the documents incorporated by reference, as of the date of filing of the document that includes the statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We do not undertake and specifically decline any obligation to update any forward-looking statements or to publicly announce the results of any revisions to any statements to reflect new information or future events or developments.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus under the caption “Risk factors” as well as in our most recent Annual Report on Form 10-K for the year ended December 31, 2008 (as updated by our Current Report on Form 8-K filed on June 29, 2009), including those under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk,” as well as in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and in other documents that we may file with the Securities and Exchange Commission, or the SEC, all of which you should review carefully.

Where you can find more information

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended, or the Securities Act, to register the common shares we are offering to exchange for the Convertible Notes in the Exchange Offer and a tender offer statement on Schedule TO under the Securities Exchange Act of 1934, as amended, or the Exchange Act. This prospectus does not contain all of the information included in the registration statement or the Schedule TO or the exhibits to such filings. We strongly encourage you to read carefully the registration statement, the Schedule TO and the exhibits to such filings.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information that we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain further information on the operation of the Public Reference Room. The SEC maintains an internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The SEC’s internet website’s address is http://www.sec.gov. Unless specifically listed in “Incorporation of certain information by reference,” we do not incorporate by reference into this prospectus any material from the SEC website.

Our internet website is http://www.raitft.com. We make available free of charge, on or through our internet website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Unless specifically listed in “Incorporation of certain information by reference,” we do not incorporate by reference in this prospectus any material from our website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you, including business and financial information, by referring you to other documents. Any information we incorporate in this manner is considered part of this prospectus except to the extent updated and superseded by information contained in this prospectus or in documents incorporated by reference in this prospectus. Some information that we file with the SEC after the date of this prospectus, and until the completion of the Exchange Offer, will automatically update and supersede the information contained in this prospectus.

We incorporate by reference the following documents that we have filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2008, which incorporates certain sections of our Definitive Proxy Statement on Schedule 14A filed on April 7, 2009.

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 filed on May 11, 2009 and June 30, 2009, filed on August 10, 2009.

•	Current Reports on Form 8-K filed on February 23, 2009, March 12, 2009, April 15, 2009, May 27, 2009, June 29, 2009, July 21, 2009, August 3, 2009 and October 19, 2009.

•	The description of our common shares contained in our Registration Statement on Form 8-A/A dated January 23, 2002.

Where you can find more information

We also incorporate by reference any filings that we make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we complete the Exchange Offer, including between the date of this prospectus and the date on which the registration statement of which this prospectus forms a part is declared effective. However, we are not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, therein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts, agreements or documents which are referred to in this prospectus or that are exhibits to the registration statement of which this prospectus is a part. Requests should be directed to:

RAIT Financial Trust

Attention: Andres Viroslav

Vice President and Director of Corporate Communications

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Telephone: (215) 243-9000

In order to obtain timely delivery, you must request the information no later than                     , 2009, which is five business days before the Expiration Date.

Questions and answers about the Exchange Offer

These answers to questions that you may have as a holder of our Convertibles Notes are highlights of information included elsewhere or incorporated by reference in this prospectus. To fully understand the Exchange Offer and the other considerations that may be important to your decision about whether to participate in the Exchange Offer, you should carefully read this prospectus in its entirety, including the section entitled “Risk factors,” as well as the information incorporated by reference in this prospectus. See the section of this prospectus entitled “Where you can find more information.”

Why are you making the Exchange Offer?

We are making the Exchange Offer to reduce the amount of our outstanding recourse debt, reduce our future interest expense obligations and improve our capital structure. We believe that the decrease in our recourse debt obligations and the decrease in related interest expense and improvements to our capital structure resulting from the Exchange Offer will improve our ability to operate in the current economic environment.

What securities are being sought in the Exchange Offer?

The securities that are being sought in the Exchange Offer are our Convertible Notes. As of the date of this prospectus, the aggregate principal amount of Convertible Notes outstanding was $280,363,000.

What aggregate principal amount of Convertible Notes is being sought in the Exchange Offer?

Assuming the conditions for the tender are satisfied, we will accept for exchange up to $             aggregate principal amount of Convertible Notes. If more than $             aggregate principal amount of the Convertible Notes is validly tendered and not validly withdrawn, the Convertible Notes tendered will be subject to proration as described in “The Exchange Offer—Maximum exchange amount; proration.”

What will I receive in the Exchange Offer if my Convertible Notes are accepted for exchange?

Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal, for each $1,000 principal amount of Convertible Notes you validly tender as part of the Exchange Offer and we accept for exchange, you will receive the following:

•	common shares;

•	a cash payment of $ ; and

•	accrued and unpaid interest on the Convertible Notes to, but excluding, the settlement date, payable in cash.

We will not issue fractional shares in the Exchange Offer. Instead, we will pay cash for all fractional shares on the settlement date based upon the closing price per common share on the business day immediately preceding the Expiration Date.

Questions and answers about the Exchange Offer

Are there any conditions of the Exchange Offer?

Yes. The Exchange Offer is conditioned on at least $25,000,000 aggregate principal amount of the Convertible Notes being validly tendered and not validly withdrawn, compliance with the ownership limitations discussed in response to the next question and satisfaction of certain customary conditions. We may waive, in accordance with applicable law, any of the conditions to the Exchange Offer except for the condition that the registration statement of which this prospectus is a part be declared effective by the SEC. See “The Exchange Offer—Conditions to the Exchange Offer.”

Will limitations on ownership of RAIT’s common shares apply?

Yes. Our declaration of trust prohibits any person from owning more than 8.3% of our outstanding common shares and provides that any transfer in violation of that limitation will be void. Shares held by a person that exceed the ownership limitation are automatically transferred to a trust for resale. For a more complete description of the ownership limitation and the consequences of exceeding it, see “Description of shares of beneficial interest—Restrictions on ownership and transfer.” It is a condition to our acceptance of a holder’s Convertible Notes for exchange that the amount of common shares such person will receive as a result of the Exchange Offer, when combined with other common shares held by such person, does not exceed the ownership limitation. We reserve the right to accept for exchange only that amount of Convertible Notes that, upon settlement of the Exchange Offer, would not cause the number of common shares held by a person to exceed the ownership limitation. In particular instances, and in our absolute discretion, we may waive the ownership condition in whole or in part.

Additionally, under a New York Stock Exchange rule applicable to the Exchange Offer, if a holder of 5% or more of the number of our common shares outstanding at the commencement of the Exchange Offer (which equals                      shares) participates in the Exchange Offer, the number of common shares issuable to such party must be less than 5% of the number of common shares outstanding before the issuance. It is a condition to our acceptance of such holder’s Convertible Notes for exchange that, upon settlement of the Exchange Offer, the amount of common shares issuable to the holder not exceed the limitations imposed by the New York Stock Exchange rule. We reserve the right to accept for exchange only that amount of Convertible Notes that, upon settlement of the Exchange Offer, would not cause the issuance of common shares to the holder to exceed the limitations imposed by the New York Stock Exchange rule. For a more complete description of the New York Stock Exchange ownership limitation, see “The Exchange Offer—Ownership limitations.”

When will the Exchange Offer expire?

Unless we extend the Expiration Date, the Exchange Offer will expire on                     , 2009 at 5:00 p.m., New York City time. The Information and Exchange Agent must receive all required documents and instructions on or before                     , 2009 or, subject to guaranteed delivery procedures, you will not be able to participate in the Exchange Offer.

How does the Convertible Notes Offer Consideration I will receive if I tender my Convertible Notes compare to the payments I would continue to receive on the Convertible Notes if I do not exchange now?

If you do not tender Convertible Notes for exchange pursuant to the Exchange Offer, you will continue to receive interest payments at an annual rate of 6.875% in accordance with the terms of the Convertible Notes. Interest payments are made on April 15 and October 15 of each year until April 15, 2027, or until such earlier time as the Convertible Notes are converted into common shares. You will also

Questions and answers about the Exchange Offer

continue to have the right to convert your Convertible Notes into common shares in accordance with their terms. If you do not tender your Convertible Notes for exchange in the Exchange Offer, however, you will not be entitled to receive the Convertible Notes Cash Payment to be made in connection with the Exchange Offer.

Can holders currently exercise the conversion rights under the Convertible Notes? When can I exercise the conversion rights under the Convertible Notes?

As of the date of this prospectus, holders may not exercise their conversion rights with respect to their Convertible Notes. Absent the occurrence of certain circumstances, in which case the Convertible Notes may become convertible earlier, the Convertible Notes will only become convertible at the option of the holders on or after April 15, 2026. See “Comparison of rights of holders of Convertible Notes and common shares—Conversion or exchange.”

What other rights will I lose if I exchange my Convertible Notes in the Exchange Offer?

If you validly tender your Convertible Notes and we accept them for exchange, you will lose the rights of a holder of Convertible Notes with respect to the Convertible Notes that are accepted for exchange. For example, you will lose the right to receive semi-annual interest payments and principal payments in accordance with the terms of the Convertible Notes with respect to those Convertible Notes that are accepted for exchange (but you will receive accrued interest on such Convertible Notes from October 15, 2009 until the settlement date). In addition, you will not have the right to require us at your option to repurchase all or a portion of your Convertible Notes on April 15, 2012, April 15, 2017 and April 15, 2022.

Are the Convertible Notes listed on a national securities exchange?

No, the Convertible Notes are not listed on a national securities exchange. We urge investors to consult with their bank, broker or financial advisor in order to obtain information regarding the market prices for the Convertible Notes.

What is a recent market price of your common shares?

Our common shares are traded on the New York Stock Exchange under the symbol “RAS.” The last reported sale price of our common shares on November 3, 2009 was $1.91 per share.

May I tender only a portion of the Convertible Notes that I hold?

Yes. You do not have to tender all of your Convertible Notes in order to participate in the Exchange Offer. However, you may only tender Convertible Notes for exchange in multiples of $1,000 principal amount.

If the Exchange Offer is consummated and I do not participate in the Exchange Offer or I do not exchange all of my Convertible Notes in the Exchange Offer, how will my rights and obligations under my remaining outstanding Convertible Notes be affected?

The terms of your Convertible Notes that remain outstanding after the consummation of the Exchange Offer will not change as a result of the Exchange Offer. However, the trading market for the remaining outstanding Convertible Notes may be less liquid.

Questions and answers about the Exchange Offer

What do you intend to do with the Convertible Notes that are accepted for exchange in the Exchange Offer?

The Convertible Notes accepted for exchange by us in the Exchange Offer will be cancelled and retired.

Are you making a recommendation regarding whether I should participate in the Exchange Offer?

None of us, our Board of Trustees, the Dealer Manager, the Information and Exchange Agent or Wells Fargo Bank, N.A., as Trustee under the indenture pursuant to which the Convertible Notes were issued, is making any recommendation regarding whether you should tender or refrain from tendering your Convertible Notes for exchange in the Exchange Offer. Accordingly, you must make your own determination as to whether to tender your Convertible Notes for exchange in the Exchange Offer and, if so, the amount of Convertible Notes to tender. Before making your decision, we urge you to read this prospectus carefully in its entirety, including the information set forth in the section of this prospectus entitled “Risk factors,” and in the documents incorporated by reference in this prospectus.

When will I receive the Convertible Notes Offer Consideration for my Convertible Notes tendered and accepted for exchange pursuant to the Exchange Offer?

The Convertible Notes Offer Consideration deliverable with respect to the Convertible Notes accepted for exchange pursuant to the Exchange Offer will be delivered to the Exchange Agent (or, upon its instruction, to The Depository Trust Company, or DTC), as agent for the holders whose Convertible Notes have been accepted for exchange, promptly following the Expiration Date. In the event of proration, we anticipate consummating the Exchange Offer promptly and no later than five business days after the Expiration Date.

Settlement will not occur until after any proration to the extent the aggregate principal amount of Convertible Notes tendered is in excess of $            . See “The Exchange Offer—Maximum exchange amount; proration.” We may not be able to announce any proration until at least three trading days after the Expiration Date to the extent that Convertible Notes are tendered by notice of guaranteed delivery, which notices will not require the Convertible Notes tendered thereby to be delivered until the third trading day following the Expiration Date.

Do you or any of your affiliates have any current plans to purchase any Convertible Notes that remain outstanding subsequent to the Expiration Date?

No. Although we and our affiliates do not have any current plans to purchase any Convertible Notes that remain outstanding subsequent to the Expiration Date, we and our affiliates reserve the right, in our or their absolute discretion, to do so. Following completion of the Exchange Offer, we may acquire additional Convertible Notes that remain outstanding in the open market, in privately negotiated transactions, in new exchange offers, by redemptions or otherwise. Future purchases, exchanges or redemptions of Convertible Notes that remain outstanding after the Exchange Offer may be on terms that are more or less favorable than the Exchange Offer. However, Rules 14e-5 and 13e-4 under the Exchange Act generally prohibit us and our affiliates from purchasing any Convertible Notes other than pursuant to the Exchange Offer until 10 business days after the Expiration Date of the Exchange Offer. Future purchases or exchanges, if any, will depend on many factors, which include market conditions and the condition of our business.

Questions and answers about the Exchange Offer

When does the Exchange Offer expire?

The Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2009 unless extended or earlier terminated by us.

Under what circumstances can the Exchange Offer be extended, amended or terminated?

We reserve the right to extend the Exchange Offer for any reason. We also expressly reserve the right, at any time or from time to time, to amend the terms of the Exchange Offer in any respect prior to the Expiration Date. However, we may be required by law to extend the Exchange Offer if we make a material change in the terms of the Exchange Offer or to the information contained in this prospectus. During any extension of the Exchange Offer, Convertible Notes that were previously tendered for exchange and not validly withdrawn will remain subject to the Exchange Offer. We also reserve the right to terminate the Exchange Offer at any time prior to the Expiration Date if any condition to the Exchange Offer is not met. If the Exchange Offer is terminated, no Convertible Notes will be accepted for exchange, and any Convertible Notes that have been tendered for exchange will be returned to the holder promptly after the termination. For more information regarding our right to extend, amend or terminate the Exchange Offer, see the section of this prospectus entitled “The Exchange Offer—Expiration Date; extension; termination; amendment.”

How will I be notified if the Exchange Offer is extended, amended or terminated?

We will issue a press release or otherwise publicly announce any extension, amendment or termination of the Exchange Offer. In the case of an extension, we will promptly make a public announcement by issuing a press release no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. For more information regarding notification of extensions, amendments or the termination of the Exchange Offer, see the section of this prospectus entitled “The Exchange Offer—Expiration Date; extension; termination; amendment.”

Are the business, financial condition and results of operations of RAIT Financial Trust relevant to my decision to tender in the Exchange Offer?

Yes. The price of each of our common shares and the Convertible Notes is closely linked to our business, financial condition and results of operations.

What risks should I consider in deciding whether or not to tender my Convertible Notes?

In deciding whether to participate in the Exchange Offer, you should carefully consider the discussion of risks and uncertainties affecting our business and our common shares that are described in the section of this prospectus entitled “Risk factors,” and the documents incorporated by reference in this prospectus.

What are the material U.S. federal income tax consequences of my participating in the Exchange Offer?

Please see the section of this prospectus entitled “Material United States federal income tax considerations.” You should consult your own tax advisor for a full understanding of the tax considerations to you of participating in the Exchange Offer.

Questions and answers about the Exchange Offer

How will the Exchange Offer affect the trading market for the Convertible Notes that are not exchanged?

There currently is a limited trading market for the Convertible Notes. To the extent that Convertible Notes are tendered and accepted for exchange pursuant to the Exchange Offer, the trading market for the remaining Convertible Notes will be even more limited. A debt security with a small outstanding aggregate principal amount, or “float,” may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for the unexchanged Convertible Notes may be adversely affected. The reduced float may also make the trading prices of the remaining Convertible Notes more volatile. See “Risk factors—There may be less liquidity in the market for non-tendered Convertible Notes, and the market price for non-tendered Convertible Notes may therefore decline.”

The Convertible Notes are not listed for trading on any national securities exchange.

Will the common shares to be issued in the Exchange Offer be freely tradable?

Yes. Generally, the common shares you receive in the Exchange Offer will be freely tradable, unless you are considered an “affiliate” of ours, as that term is defined in the Securities Act. Our common shares are listed on the New York Stock Exchange under the symbol “RAS,” and we expect that the common shares to be issued in the Exchange Offer will be approved for listing on the New York Stock Exchange, subject to official notice of issuance. For more information regarding the market for our common shares see the section of this prospectus entitled “Market price of and dividends on our common shares.”

Are any Convertible Notes held by your trustees or executive officers?

To our knowledge, none of our trustees, executive officers or controlling persons, or any of their affiliates, beneficially own any Convertible Notes.

Will you receive any proceeds from the Exchange Offer?

No. We will not receive any proceeds from the Exchange Offer.

How do I tender my Convertible Notes for exchange in the Exchange Offer?

If you beneficially own Convertible Notes that are held in the name of a broker or other nominee and wish to tender such Convertible Notes, you should promptly instruct your broker or other nominee to tender on your behalf. To tender in the Exchange Offer, a holder must:

(1)	either:

•

properly complete, duly sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and deliver the letter of transmittal or facsimile together with any other documents required by the letter of transmittal, to the Information and Exchange Agent at or prior to 5:00 p.m., New York City time, on the Expiration Date; or

•

instruct DTC to transmit on behalf of the holder a computer-generated message to the Exchange Agent in which the holder of the Convertible Notes acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message must be received by the Information and Exchange Agent at or prior to 5:00 p.m., New York City time, on the Expiration Date, according to the procedure for book-entry transfer described below; and

Questions and answers about the Exchange Offer

(2)	deliver to the Information and Exchange Agent at or prior to 5:00 p.m., New York City time, on the Expiration Date confirmation of book-entry transfer of the holder’s Convertible Notes into the Information and Exchange Agent’s account at DTC pursuant to the procedure for book-entry transfers described in this prospectus under the heading “The Exchange Offer—Procedures for tendering Convertible Notes.”

For more information regarding the procedures for exchanging your Convertible Notes, see the section of this prospectus entitled “The Exchange Offer—Procedures for tendering Convertible Notes” and “The Exchange Offer—Book-entry transfer.”

Are there procedures for guaranteed delivery of Convertible Notes?

Yes. If you wish to tender your Convertible Notes for exchange in the Exchange Offer and the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Exchange Agent on or prior to the Expiration Date, you must tender your Convertible Notes according to the guaranteed delivery procedures set forth under “The Exchange Offer—Guaranteed delivery procedures.”

What happens if some or all of my Convertible Notes are not accepted for exchange?

Any Convertible Notes not accepted by us will be returned to you, at our expense, promptly after the expiration or termination of the Exchange Offer to the address specified by you in the letter of transmittal or by book entry transfer into an account with DTC specified by you. For more information, see the section of this prospectus entitled “The Exchange Offer—Return of unaccepted Convertible Notes.”

Until when may I withdraw Convertible Notes previously tendered for exchange?

You may withdraw Convertible Notes that were previously tendered for exchange at any time on or prior to the Expiration Date. In addition, you may withdraw any Convertible Notes that you tender that are not accepted for exchange by us after the expiration of 40 business days from                     , 2009, if such Convertible Notes have not been previously returned to you. For more information, see the section of this prospectus entitled “The Exchange Offer—Withdrawal rights.”

How do I withdraw Convertible Notes previously tendered for exchange in the Exchange Offer?

For a withdrawal to be effective, the Information and Exchange Agent must receive a computer-generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, on or prior to the Expiration Date. For more information regarding the procedures for withdrawing tenders of Convertible Notes, see the section of this prospectus entitled “The Exchange Offer—Withdrawal rights.” A form of notice of withdrawal may be obtained from the Information and Exchange Agent. The Information and Exchange Agent’s contact information appears on the back cover of this prospectus.

Questions and answers about the Exchange Offer

Will I have to pay any fees or commissions if I tender my Convertible Notes for exchange in the Exchange Offer?

You will not be required to pay any fees or commissions to us, the Dealer Manager or the Exchange Agent in connection with the Exchange Offer. If your Convertible Notes are held through a broker or other nominee who tenders the Convertible Notes on your behalf (other than those tendered through the Dealer Manager), your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

With whom may I talk if I have questions about the Exchange Offer?

If you have questions regarding the terms of the Exchange Offer, please contact the Dealer Manager. The address and telephone number for the Dealer Manager is set forth on the back cover of this prospectus. If you have questions regarding the procedures for tendering your Convertible Notes for exchange in the Exchange Offer, please contact the Information and Exchange Agent. Its address and telephone number are set forth on the back cover of this prospectus. You may also write to any of these entities at one of their respective addresses set forth on the back cover of this prospectus.

Summary

This summary provides an overview of selected information about us and the Exchange Offer. Because this is only a summary, it may not contain all of the information that may be important to you in deciding whether to participate in the Exchange Offer. Before making a decision on whether to participate in the Exchange Offer, you should carefully read this entire prospectus, including the financial data and other information contained and incorporated by reference in this prospectus and the section of this prospectus entitled “Risk factors.”

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “RAIT,” “we,” “us,” and “our” or similar terms are to RAIT Financial Trust and its subsidiaries.

OUR COMPANY

We are a specialty finance company that provides a comprehensive set of debt financing options to the real estate industry. We originate and invest in real estate-related assets that are underwritten through an integrated investment process. We conduct our business through our subsidiaries, RAIT Partnership, L.P. and Taberna Realty Finance Trust, as well as through their respective subsidiaries. We are a self-managed and self-advised Maryland real estate investment trust, or REIT. Taberna is also a Maryland REIT. Our principal executive offices are located at the Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, PA 19104 and our telephone number is (215) 243-9000. Our internet address is http://www.raitft.com. Unless specifically listed in “Incorporation of certain information by reference,” we do not incorporate by reference into this prospectus any material from our website.

THE EXCHANGE OFFER

The following summary contains basic information about the Exchange Offer. It does not contain all of the information that may be important to you. For a more complete description of the terms of the Exchange Offer, see “The Exchange Offer.”

Offeror	RAIT Financial Trust

Securities Subject to the Exchange Offer	We are making this Exchange Offer for up to a maximum of $ aggregate principal amount of our outstanding 6.875% Convertible Senior Notes due 2027. The Convertible Notes are guaranteed by RAIT Partnership, L.P. and RAIT Asset Holdings, LLC, each of which is a wholly-owned subsidiary of ours.

The Exchange Offer	Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal, we are offering to exchange the following consideration for each $1,000 principal amount of our Convertible Notes:

•	common shares;

•	a cash payment of $ ; and

•	accrued but unpaid interest on the Convertible Notes to, but excluding, the settlement date, payable in cash.

If more than $            aggregate principal amount of the Convertible Notes is validly tendered and not validly withdrawn, such notes will be subject to proration as described in “The Exchange Offer—Maximum exchange amount; proration.”

Fractional Shares	We will not issue fractional shares in the Exchange Offer. Instead, we will pay cash for all fractional shares on the settlement date based upon the closing price of our common shares on the business day immediately preceding the Expiration Date.

Purpose of the Exchange Offer	The purpose of the Exchange Offer is to reduce the amount of our outstanding debt, reduce our future interest expense obligations and improve our capital structure.

Market Trading	The Convertible Notes are not listed for trading on any national securities exchange. Investors are urged to consult with their bank, broker or financial advisor in order to obtain information regarding the market prices for the Convertible Notes.

Our common shares are traded on The New York Stock Exchange under the symbol “RAS.” The last reported sale price of our common shares on November 3, 2009 was $1.91 per share. We expect that the common shares to be issued in the Exchange Offer will be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

Expiration Date	The Expiration Date of the Exchange Offer will be 5:00 p.m., New York City time, on , 2009, unless extended or earlier terminated by us. The term “Expiration Date” means such date and time or, if we extend the Exchange Offer, the latest date and time to which we extend the Exchange Offer.

Settlement Date	The settlement of the Exchange Offer is expected to occur promptly and no later than five business days following the Expiration Date.

Conditions to the Exchange Offer	The Exchange Offer is conditioned on at least $25,000,000 aggregate principal amount of the Convertible Notes being validly tendered and not validly withdrawn, compliance with the ownership limitation referred to in the next paragraph and satisfaction of other customary conditions. See “The Exchange Offer—Conditions to the Exchange Offer.”

Ownership Limitations:

Our declaration of trust prohibits any person from owning more than 8.3% of our outstanding common shares and provides that any transfer in violation of that limitation will be void. In addition, shares held by a person that exceed the ownership limitation are automatically transferred to a trust for resale. For a more complete description of the ownership limitation and the consequences of exceeding it, see “Description of shares of beneficial interest—Restrictions on ownership and transfer.” It is a condition to our acceptance of a holder’s Convertible Notes for exchange that the amount of common shares such holder will receive as a result of the Exchange Offer, when combined with other common shares held by such person, does not exceed the ownership limitation. We reserve the right to accept for exchange only that amount of Convertible Notes that, upon settlement of the Exchange Offer would not cause the number of common shares held by a tendering holder of Convertible Notes to exceed the ownership limitation. In particular instances, and in our absolute discretion, we may waive the ownership limitation condition either in whole or in part.

Under a New York Stock Exchange rule applicable to the Exchange Offer, issuances of common shares in the Exchange Offer to the following persons will be limited:

•	a director, officer or holder of 5% or more of our common shares, each of which the rule refers to as a Related Party;

•	a subsidiary, affiliate or other closely-related person of a Related Party; and

•	any entity in which a Related Party has a substantial direct or indirect interest.

While, in general, the number of common shares issuable to a Related Party cannot exceed 1% of shares outstanding before the issuance, if a Related Party is deemed to be a Related Party solely because of its ownership of common shares, the number of common shares issuable to such Related Party must be less than 5% of common shares outstanding before the issuance. It is a condition to our acceptance of a Related Party’s Convertible Notes for exchange that, upon settlement of the Exchange Offer, the amount of common shares issuable to the Related Party not exceed the limitations imposed by the New York Stock Exchange rule. We reserve the right to accept for exchange only that amount of Convertible Notes that, upon settlement of the Exchange Offer, would not cause the issuance of common shares to the Related Person to exceed the limitations imposed by the New York Stock Exchange rule.

Extensions; Waivers and Amendments;

Termination

Subject to applicable law, we reserve the right to (1) extend the Exchange Offer; (2) waive any and all conditions to or amend the Exchange Offer in any respect (except as to the condition that the registration statement of which this prospectus forms a part having been declared effective and not being subject to a stop order or any proceedings for that purpose, which conditions we cannot waive); or (3) terminate the Exchange Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Date. See “The Exchange Offer—Expiration Date; extension; termination; amendment.”

Procedures for Tendering Convertible Notes	You may tender your Convertible Notes by transferring them through DTC’s Automated Tender Offer Program, or ATOP, or following the other procedures described under “The Exchange Offer—Procedures for tendering Convertible Notes,” “The Exchange Offer—Book-entry transfer” and “The Exchange Offer—Guaranteed delivery procedures.”

For further information on how to tender your Convertible Notes, call the Information and Exchange Agent at the telephone numbers set forth on the back cover of this prospectus or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

If you are a beneficial owner of Convertible Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your Convertible Notes, you should contact your intermediary entity promptly and instruct it to tender the Convertible Notes on your behalf if you wish to participate in the Exchange Offer. You should keep in mind that your intermediary may require you to take action with respect to the Exchange Offer a number of days before the Expiration Date in order for such entity to tender Convertible Notes on your behalf on or prior to the Expiration Date in accordance with the terms of the Exchange Offer.

Guaranteed Delivery Procedures	If you wish to tender your Convertible Notes for exchange in the Exchange Offer and the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Information and Exchange Agent on or prior to the Expiration Date, you must tender your Convertible Notes according to the guaranteed delivery procedures set forth under “The Exchange Offer—Guaranteed delivery procedures.”

Consequences of Failure to Participate in the Exchange Offer	Any Convertible Notes that are not exchanged in the Exchange Offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the governing indenture. However, the trading market for the remaining outstanding aggregate principal amount of Convertible Notes may be less liquid. See “The Exchange Offer—Consequences of failure to participate in the Exchange Offer” and “Risk factors.”

Withdrawal Rights	You may withdraw your tender of Convertible Notes at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, if not previously returned, you may withdraw Convertible Notes that you tender that are not accepted by us for exchange after expiration of 40 business days from , 2009.

Non-Acceptance	If tendered Convertible Notes are not exchanged by us due to proration or otherwise not accepted by us for exchange, such Convertible Notes will be promptly returned to such holder or credited to such holder’s DTC account in the same manner as tendered to us, unless the holder has indicated other delivery instructions in the related letter of transmittal or computer-generated message. See “The Exchange Offer—Return of unaccepted Convertible Notes.”

Required Approvals	We are not aware of any regulatory or other approvals necessary to complete the Exchange Offer, other than compliance with applicable securities laws.

Appraisal Rights	You do not have dissenters’ rights or appraisal rights with respect to this Exchange Offer.

Material United States Federal Income Tax Considerations of the Exchange Offer

The exchange of Convertible Notes for the Convertible Notes Offer Consideration should be treated as a recapitalization for United States federal income tax purposes. Accordingly, holders of Convertible Notes should not recognize loss but may recognize gain on the exchange for federal income tax purposes. For further discussion see “Material United States federal income tax considerations—U.S. federal income tax consequences to participating U.S. holders—Exchange of Convertible Notes for common shares and cash.”

Fees and Commissions	You are not required to pay fees or commissions to us, the Dealer Manager or the Information and Exchange Agent in connection with the Exchange Offer. If your Convertible Notes are held through a broker or other nominee who tenders the Convertible Notes on your behalf (other than those tendered through the Dealer Manager), your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

Dealer Manager	The Dealer Manager is UBS Securities LLC, whose address and telephone number are set forth on the back cover of this prospectus.

Information and Exchange Agent	The Information and Exchange Agent for the Exchange Offer is D.F. King & Co., Inc. Its address and telephone number are set forth on the back cover of this prospectus.

Further Information	Additional copies of this prospectus, the related letter of transmittal and other materials related to this Exchange Offer, including the form of notice of guaranteed delivery and the form of notice of withdrawal, may be obtained by contacting the Information and Exchange Agent. For questions regarding the procedures to be followed for tendering your Convertible Notes, please contact the Information and Exchange Agent. For all other questions, please contact the Dealer Manager. The contact information for each of these parties is set forth on the back cover of this prospectus.

Risk factors

Any investment in our common shares involves a high degree of risk. You should carefully consider the following factors relating to our common shares and the Exchange Offer in addition to the other information contained and incorporated by reference into this prospectus before making a decision on whether or not to participate in the Exchange Offer. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2008, in our subsequently filed quarterly reports on Form 10-Q and in other documents that we file with the SEC prior to completion of this Exchange Offer, all of which are incorporated by reference into this prospectus. If any of these risks actually occur, our business, financial condition and results of operations could suffer which in turn could affect the trading price of our common shares.

RISKS RELATED TO THE EXCHANGE OFFER

The value of the Convertible Notes Offer Consideration is lower than the principal amount of the Convertible Notes.

The Convertible Notes Offer Consideration, assuming a value of $             per common share (the closing price on the New York Stock Exchange on                     , 2009), is less than     % of the principal amount of the Convertible Notes sought in the Exchange Offer. Depending upon the price of our common shares at the time of settlement of the Exchange Offer, the Convertible Notes Offer Consideration could represent an even lower percentage of the principal amount of the Convertible Notes at settlement.

The market price of our common shares has been volatile since the beginning of 2007 and is currently below book value per share.

The market price for our common shares has declined significantly since January 1, 2007, from a high of $38.25 (in February 2007) and a low of $0.45 (in March 2009) and closed at $1.91 per share on November 3, 2009, the last trading day before the date of this prospectus. See “Market price of and dividends on our common shares.” The November 3, 2009 price is below the book value of our common shares, which was $9.07 per share at June 30, 2009. The market price of our common shares may not recover to previous levels or to any particular level and may fluctuate widely in the future due to the factors discussed in this “Risk factors” section or incorporated by reference in this prospectus, many of which are beyond our control.

The sale of substantial amounts of common shares, including the sale of common shares issued in the Exchange Offer, could cause the market price of our common shares to decline.

We may issue up to 12,921,620 common shares in the Exchange Offer, which is approximately 19.9% of the 64,932,766 common shares outstanding as of August 7, 2009. The sale of substantial amounts of our common shares, or the perception that such sales could occur, could cause the market price of our common shares to decline. Further, the increase in the number of our outstanding common shares resulting from the Exchange Offer could reduce the amount of our earnings per share which may also negatively affect the market price of our common shares.

Risk factors

Upon consummation of the Exchange Offer, holders who tender their Convertible Notes in exchange for the Convertible Notes Offer Consideration will lose their rights under the Convertible Notes exchanged in the Exchange Offer, including their rights to future interest or cash distributions and principal payment, their repurchase and conversion rights and their rights as a creditor of the company.

If you tender your Convertible Notes in exchange for the Convertible Notes Offer Consideration pursuant to the Exchange Offer, you will be giving up all of your rights as a holder of those Convertible Notes, including your right to future interest or cash distributions and principal payments and your repurchase and conversion rights. See “Comparison of rights of holders of Convertible Notes and our common shares.” You will also cease to be a creditor of the company. Any common shares that are issued upon exchange of the Convertible Notes tendered in the Exchange Offer will be, by definition, junior to claims of the company’s creditors and its preferred shareholders. A holder of Convertible Notes participating in the Exchange Offer will become subject to all of the risks and uncertainties associated with ownership of our common shares. These risks may be different from and greater than those associated with holding the Convertible Notes.

Future issuances of our common shares in the public market could lower the market price for our common shares.

In the future, we may issue additional common shares or securities convertible into common shares to raise capital, finance acquisitions or retire debt, including Convertible Notes not exchanged in the Exchange Offer. In addition, we have reserved 178,800 common shares for issuance upon the exercise of stock options and in connection with other compensation arrangements, including 1,080,882 common shares in connection with future redemptions of phantom units. We cannot predict the effect, if any, that future issuances may have on the market price for our common shares. Any such issuances could reduce our earnings per share. The issuance and sale of substantial amounts of common shares or securities convertible into common shares, or the perception that such issuances and sales may occur, could adversely affect the market price of our common shares and impair our ability to raise capital.

Maryland law and our charter documents may impede or discourage a takeover, which could cause the market price of our shares to decline.

We are a Maryland real estate investment trust, and the anti-takeover provisions of Maryland law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing shareholders. In addition, our board of trustees has the power, without shareholder approval, to designate the terms of one or more series of preferred shares and issue preferred shares. The ability of our board of trustees to create and issue a new series of preferred shares and certain provisions of Maryland law and our declaration of trust and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common shares, which, may reduce the market price of our common shares.

The number of common shares issuable as part of the Convertible Notes Offer Consideration is fixed and will not be adjusted. The market price of our common shares may fluctuate, and you cannot be sure of the market value of the common shares issued in the Exchange Offer.

Upon completion of the Exchange Offer, each holder that validly tenders Convertible Notes will receive, for each $1,000 principal amount of Convertible Notes,              common shares, a cash payment of

Risk factors

$             and accrued and unpaid interest on the Convertible Notes to, but excluding, the settlement date for the Exchange Offer, payable in cash. The number of common shares issuable in the Exchange Offer will not be adjusted due to any increases or decreases in the market price of our common shares or the Convertible Notes. The value of the common shares received in the Exchange Offer will depend upon the market price of our common shares on the settlement date. The trading price of the common shares will likely be different on the settlement date from the trading price as of the date the Exchange Offer commences or as of the date you tender your Convertible Notes for exchange because of ordinary trading fluctuations as well as changes in our business, operations or prospects, market reactions to the Exchange Offer, general market and economic conditions and other factors, many of which may not be within our control. Accordingly, holders of the Convertible Notes will not know the exact market value of the common shares that will be issued in connection with the Exchange Offer.

We may extend the Exchange Offer, during which time the market value of our common shares will fluctuate. Promptly following our acceptance of the Convertible Notes tendered in the Exchange Offer, we will issue the common shares as part of the Convertible Notes Offer Consideration, during which time the market value of our common shares will also fluctuate.

Our board of trustees has not made a recommendation as to whether you should tender your Convertible Notes in exchange for the Convertible Notes Offer Consideration in the Exchange Offer, and we have not obtained a third-party determination that the Exchange Offers are fair to holders of the Convertible Notes.

Our board of trustees has not made, and will not make, any recommendation as to whether holders of the Convertible Notes should tender their Convertible Notes in exchange for the Convertible Notes Offer Consideration pursuant to the Exchange Offer. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the Convertible Notes for purposes of negotiating the terms of the Exchange Offer, or preparing a report or making any recommendation concerning the fairness of the Exchange Offer.

We may not accept all Convertible Notes tendered in the Exchange Offer.

We are seeking $             principal amount of the Convertible Notes in the Exchange Offer, out of a total of $280,363,000 aggregate principal amount of outstanding Convertible Notes. Depending upon the aggregate principal amount of Convertible Notes tendered, we may have to prorate and limit the amount of Convertible Notes that we accept in the Exchange Offer in order to stay within this limit. See “The Exchange Offer—Maximum exchange amount; proration.”

Failure to complete the Exchange Offer successfully could negatively affect the market prices of our common shares and Convertible Notes.

Several conditions must be satisfied or waived in order to complete the Exchange Offer, including among others that there has not been any development that in our reasonable judgment may materially impair the contemplated benefits to us of the Exchange Offer or that is, or is reasonably likely to be, materially adverse to our businesses, operations, properties, condition, assets, liabilities or prospects. See “The Exchange Offer—Conditions of the Exchange Offer.” The foregoing conditions may not be satisfied, and if not satisfied or waived, the Exchange Offer may not occur or may be delayed.

If the Exchange Offer is not completed or is delayed, we may be subject to the risk that the market prices of our common shares and Convertible Notes may decline to the extent that the current market prices of our common shares and Convertible Notes reflect a market assumption or expectation that the Exchange Offer has been or will be completed.

Risk factors

If the Exchange Offer is consummated, there may be less liquidity in the market for non-tendered Convertible Notes, and the market price for non-tendered Convertible Notes may therefore decline.

If the Exchange Offer is consummated, the number of outstanding Convertible Notes will be reduced, which may adversely affect the liquidity of non-tendered Convertible Notes. An issue of securities with a small float generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for Convertible Notes that are not validly tendered in the Exchange Offer may be adversely affected. The reduced float also may tend to make the trading prices of the Convertible Notes that are not exchanged more volatile.

Selected historical consolidated financial data

The following table sets forth selected consolidated financial data for each of the fiscal years ended December 31, 2004 through 2008 and for the six months ended June 30, 2008 and 2009. The financial data below is only a summary. It should be read in conjunction with our historical consolidated financial statements, including the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the annual, quarterly and current reports filed by us with the SEC. See “Where You Can Find More Information.” The historical financial information presented may not be indicative of our future performance.

	As of and for the six months ended June 30		As of and for the years ended December 31
	2009	2008	2008	2007	2006	2005	2004
	(Unaudited)			(in thousands)
Operating Data:
Investment interest income	$281,481	$362,608	$691,287	$893,212	$138,639	$86,174	$63,942
Investment interest expense	(194,880)	(253,027)	(485,286)	(698,591)	(61,833)	(12,933)	(4,917)

Net interest margin	86,601	109,581	206,001	194,621	76,806	73,241	59,025
Total revenue	121,984	128,190	246,519	231,637	103,832	92,448	75,561
Provision for losses	(185,600)	(35,583)	(162,783)	(21,721)	(2,499)	—	—
Asset impairments	(46,015)	(20,323)	(67,052)	(517,452)	—	—	—
Total expenses	(283,983)	(105,352)	(321,363)	(686,660)	(34,720)	(17,752)	(15,330)
Change in fair value of financial instruments	(8,448)	352,906	(552,437)	—	—	—	—
Income (loss) from continuing operations	(435,513)	351,626	(617,070)	(435,991)	74,704	75,074	63,098
Net income (loss) available to common shares	(432,099)	244,387	(443,246)	(379,588)	67,839	67,951	60,878
Earnings (loss) per common share from continuing operations
Basic	$(6.62)	$3.96	$(6.96)	$(6.16)	$2.11	$2.48	$2.36
Diluted	$(6.62)	$3.96	$(6.96)	$(6.16)	$2.09	$2.46	$2.35
Earnings (loss) per common share:
Basic	$(6.65)	$3.94	$(6.99)	$(6.18)	$2.31	$2.59	$2.49
Diluted	$(6.65)	$3.94	$(6.99)	$(6.18)	$2.29	$2.57	$2.48
Balance Sheet Data:
Investments in mortgages and loans	$4,762,147	$5,877,476	$5,468,064	$6,378,050	$5,922,550	$714,428	$491,281
Investments in securities	675,232	3,082,530	1,920,883	3,827,800	5,138,311	—	—
Total assets	6,369,519	9,725,356	8,151,450	11,057,580	12,060,506	1,024,585	729,498
Total indebtedness	5,318,863	6,958,437	6,102,890	10,040,925	10,452,191	329,859	101,288
Total liabilities	5,611,175	7,373,425	6,882,109	10,474,982	10,739,829	414,890	187,311
Total equity	758,344	1,877,534	1,269,341	582,598	1,320,677	609,695	542,188

Selected historical consolidated financial data

	As of and for the six months ended June 30		As of and for the years ended December 31
	2009	2008	2008	2007	2006	2005	2004
Other Data:	(Unaudited)
Common shares outstanding, at period end, including unvested restricted share awards	64,929,081	63,808,255	64,842,571	61,018,231	52,151,412	27,899,065	25,579,948
Book value per common share	$9.07	$26.83	$14.07	$6.78	$20.54	$17.34	$16.27
Dividends declared per common share	$—	$0.92	$1.27	$2.56	$2.70	$2.43	$2.40

Use of proceeds

We will not receive any cash proceeds from the Exchange Offer.

Capitalization

The following table sets forth our capitalization as of June 30, 2009 and as adjusted to give effect to the consummation of the Exchange Offer and reflecting the estimated expense of the Exchange Offer. For purposes of the “As Adjusted” information in the following table, (i) for the “High Participation Scenario,” we have assumed $             aggregate principal amount of Convertible Notes is exchanged in the Exchange Offer for the Convertible Notes Offer Consideration and (ii) for the “Low Participation Scenario,” we have assumed $25,000,000 aggregate principal amount of Convertible Notes is exchanged in the Exchange Offer for the Convertible Notes Offer Consideration . We cannot assure you that such amounts of securities will be exchanged. The “As Adjusted” information is not intended to provide any indication of what our actual financial position, including actual cash balances and borrowings, would have been had the Exchange Offer been completed as of June 30, 2009 or to project our financial position for any future date.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes to those consolidated financial statements, which are incorporated by reference in this prospectus.

	As of June 30, 2009
	(in thousands, except per share data)
	Actual	As adjusted
		High participation scenario(1)	Low participation scenario(2)
Total indebtedness	$5,318,863	$	$
Shareholders’ equity:
Preferred shares, $0.01 par value per share; 25,000,000 shares authorized;
7.75% Series A cumulative redeemable preferred shares, liquidation preference $25.00 per share; 2,760,000 shares issued and outstanding (actual and as adjusted)	28
8.375% Series B cumulative redeemable preferred shares, liquidation preference $25.00 per share; 2,258,300 shares issued and outstanding (actual and as adjusted)	23
8.875% Series C cumulative redeemable preferred shares, liquidation preference $25.00 per share; 1,600,000 shares issued and outstanding (actual and as adjusted)	16
Common shares, $0.01 par value per share; 200,000,000 shares authorized; 64,929,081 shares issued and outstanding (actual); shares issued and outstanding (as adjusted)	649
Additional paid-in capital	1,615,950
Accumulated other comprehensive income (loss)	(126,077)
Retained earnings (deficit)	(736,158)

Total shareholders’ equity	754,431
Noncontrolling interests	3,913

Total equity	758,344
Total capitalization	$6,077,207	$	$

(footnotes on following page)

Capitalization

(1)	The High Participation Scenario assumes the exchange of $ million aggregate outstanding principal amount of Convertible Notes for common shares and $ in cash. We can not assure you that the foregoing assumption will be realized.
(2)	The Low Participation Scenario assumes the exchange of $25,000,000 aggregate outstanding principal amount of Convertible Notes for common shares and $ in cash. We can not assure you that the foregoing assumption will be realized.

The Exchange Offer

NO RECOMMENDATION

NONE OF RAIT FINANCIAL TRUST, ITS BOARD OF TRUSTEES, THE DEALER MANAGER, THE INFORMATION AND EXCHANGE AGENT OR THE TRUSTEE UNDER THE INDENTURE PURSUANT TO WHICH THE CONVERTIBLE NOTES WERE ISSUED MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER ANY CONVERTIBLE NOTES OR REFRAIN FROM TENDERING CONVERTIBLE NOTES IN THE EXCHANGE OFFER. ACCORDINGLY, YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER CONVERTIBLE NOTES IN THE EXCHANGE OFFER AND, IF SO, THE PRINCIPAL AMOUNT TO TENDER. PARTICIPATION IN THE EXCHANGE OFFER IS VOLUNTARY, AND YOU SHOULD CAREFULLY CONSIDER WHETHER TO PARTICIPATE. BEFORE YOU MAKE YOUR DECISION. WE URGE YOU TO CAREFULLY READ THIS PROSPECTUS IN ITS ENTIRETY, INCLUDING THE INFORMATION SET FORTH IN THE SECTION OF THIS PROSPECTUS ENTITLED “RISK FACTORS” AND THE INFORMATION INCORPORATED BY REFERENCE HEREIN. WE ALSO URGE YOU TO CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS IN MAKING YOUR OWN DECISIONS ON WHAT ACTION, IF ANY, TO TAKE IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

PURPOSE OF THE EXCHANGE OFFER

We are making the Exchange Offer to reduce the amount of our outstanding recourse debt, reduce our future interest expense obligations and improve our capital structure. At the proposed Convertible Notes Offer Consideration, the Exchange Offer will also result in an increase to our shareholders’ equity.

We believe that the increase in our shareholders’ equity, the decrease in our recourse debt obligations and the decrease in related interest expense resulting from the Exchange Offer will improve our ability to operate in the current economic environment.

TERMS OF THE EXCHANGE OFFER

Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal, we are offering to exchange our common shares and cash for up to $             maximum aggregate principal amount of our outstanding Convertible Notes. Holders who validly tender and do not validly withdraw their Convertible Notes prior to 5:00 p.m., New York City time, on                     , 2009 will receive for each $1,000 principal amount of Convertible Notes accepted for exchange:

•	common shares;

•	a cash payment of $ ; and

•	accrued and unpaid interest on the Convertible Notes to, but excluding, the settlement date for the Exchange Offer, payable in cash.

If more than $             aggregate principal amount of the Convertible Notes is validly tendered and not validly withdrawn, such notes will be subject to proration as described in “The Exchange Offer—Maximum exchange amount; proration.”

The Exchange Offer is subject to the conditions discussed under “—Conditions to the Exchange Offer,” including, among other things, that the registration statement of which this prospectus forms a part is declared effective by the SEC and is not subject to a stop order or any proceedings for that purpose. The

The Exchange Offer

Exchange Offer is also conditioned on at least $25,000,000 aggregate principal amount of Convertible Notes being validly tendered and not validly withdrawn and, as to individual holders of Convertible Notes, compliance with the ownership limitation, and the satisfaction of certain other customary conditions.

We may waive, in accordance with applicable law, any of the conditions to the Exchange Offer other than the condition that the registration statement of which this prospectus forms a part be declared effective by the SEC. See “—Conditions to the Exchange Offer.” We will not be required to accept for exchange any outstanding Convertible Notes tendered and may terminate this Exchange Offer if any condition of this Exchange Offer as described under “—Conditions to the Exchange Offer” remains unsatisfied.

The Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2009 unless extended or earlier terminated by us. You may withdraw your tendered Convertible Notes at any time prior to the Expiration Date. You must validly tender your Convertible Notes for exchange in the Exchange Offer on or prior to the Expiration Date to be eligible to receive the Convertible Notes Offer Consideration.

Assuming that we have not previously elected to terminate the Exchange Offer, Convertible Notes validly tendered in accordance with the procedures set forth in this prospectus and the related letter of transmittal on or prior to 5:00 p.m., New York City time, on the Expiration Date, will, upon the terms and subject to the conditions of the Exchange Offer (including the proration provisions), be accepted for exchange and payment by us of the Convertible Notes Offer Consideration, and payments will be made therefor on the settlement date, which will be promptly after the Expiration Date. In the event of proration, we anticipate that we will commence exchange of the tendered Convertible Notes promptly after the Expiration Date, but no later than five business days after the Expiration Date.

This prospectus and the related letter of transmittal are being sent to all registered holders of Convertible Notes. There will be no fixed record date for determining registered holders of Convertible Notes entitled to participate in the Exchange Offer.

Any Convertible Notes that are accepted for exchange in the Exchange Offer will be cancelled and retired. Any Convertible Notes tendered but not accepted because they were not validly tendered or were validly withdrawn shall remain outstanding upon completion of the Exchange Offer. If any tendered Convertible Notes are not accepted for exchange and payment because of proration, an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, they will be returned, without expense, to the tendering holder as promptly as practicable after the Expiration Date. Any Convertible Notes that are not exchanged in the Exchange Offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the applicable governing indenture. Holders of Convertible Notes do not have any appraisal or dissenters’ rights under the applicable governing indenture or otherwise in connection with the Exchange Offer.

If your Convertible Notes are held through a broker or other nominee who tenders the Convertible Notes on your behalf (other than those tendered through the Dealer Manager), your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply. In addition, holders who tender Convertible Notes in the Exchange Offer will not be required to pay transfer taxes with respect to the exchange of Convertible Notes, subject to the instructions in the related letter of transmission. We will pay all charges and expenses in connection with the Exchange Offer, other than applicable taxes as described below in “—Transfer taxes.”

We shall be deemed to have accepted for exchange Convertible Notes validly tendered and not validly withdrawn when we have given oral or written notice of the acceptance to the Information and Exchange

The Exchange Offer

Agent. The Information and Exchange Agent will act as agent for the holders of Convertible Notes who tender their Convertible Notes in the Exchange Offer for the purposes of receiving the Exchange Offer consideration from us and delivering the Exchange Offer consideration to the exchanging holders. We expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Convertible Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.”

MAXIMUM EXCHANGE AMOUNT; PRORATION

The maximum aggregate principal amount of Convertible Notes that we will accept for tender in the Exchange Offer is $            . If more than $             aggregate principal amount of the Convertible Notes is validly tendered and not validly withdrawn, such notes will be subject to proration. Proration for each holder validly tendering Convertible Notes will be based on the ratio of the aggregate principal amount of Convertible Notes validly tendered by the holder to the total aggregate principal amount of Convertible Notes validly tendered by all holders. The ratio for each tendering holder will be applied to determine the total principal amount of Convertible Notes that will be purchased from such holder pursuant to the offer. If proration of tendered Convertible Notes is required, we will determine the final proration factor promptly after the Expiration Date of the offer but may not be able to announce any proration until at least three New York Stock Exchange trading days after the Expiration Date to the extent that Convertible Notes are tendered by guaranteed delivery.

The preliminary results of any proration will be announced by press release promptly after the expiration date. Holders may obtain preliminary proration information from the Information and Exchange Agent, and may be able to obtain this information from their brokers. In the event of proration, we anticipate that we will commence exchange of the tendered Convertible Notes promptly after the Expiration Date, but no later than five business days after the Expiration Date.

The following table shows the percentage of the aggregate outstanding principal amount of tendered Convertible Notes that will be accepted for exchange, and the proration factor, at various assumed participation levels:

Aggregate principal amount of Convertible Notes tendered	Proration factor (%)	Accepted (%)

FRACTIONAL SHARES

We will not issue any fractional shares upon exchange of Convertible Notes pursuant to the Exchange Offer. If any fractional common share otherwise would be issuable upon the exchange of any Convertible Notes, we shall pay the exchanging holder an amount equal to such fractional share multiplied by the closing price per share of our common shares on the last business day immediately preceding the Expiration Date.

RESALE OF COMMON SHARES RECEIVED PURSUANT TO THE EXCHANGE OFFER

Common shares received by holders of Convertible Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred without further registration under the Securities Act and without delivery of a prospectus meeting the requirements of Section 10 of the Securities Act if the

The Exchange Offer

holder is not our “affiliate” within the meaning of Rule 144(a)(1) under the Securities Act. Any holder who is our affiliate at the time of the exchange must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resales, unless such sale or transfer is made pursuant to an exemption from such requirements and the requirements under applicable state securities laws.

CONSEQUENCES OF FAILURE TO PARTICIPATE IN THE EXCHANGE OFFER

Any Convertible Notes that are not exchanged in the Exchange Offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the governing indenture.

There is currently a limited trading market for the Convertible Notes. To the extent that Convertible Notes are tendered and accepted for exchange pursuant to the Exchange Offer, the trading market for the remaining Convertible Notes will be even more limited. A debt security with a small outstanding float may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for the unexchanged Convertible Notes may be adversely affected. The reduced float may also make the trading prices of the remaining Convertible Notes more volatile.

Holders of Convertible Notes may require us to repurchase all or a portion of their Convertible Notes on April 15, 2012, April 15, 2017 and April 15, 2022 for cash at a repurchase price equal to 100% of the principal amount of the Convertible Notes, plus accrued and unpaid interest to, but not including, the repurchase date.

On or after April 20, 2012, the Convertible Notes will be subject to optional redemption in full by us. In addition, following completion of the Exchange Offer, we may repurchase additional Convertible Notes that remain outstanding after the Exchange Offer in the open market, in privately negotiated transactions, additional exchange offers, or otherwise. Future purchases of Convertible Notes that remain outstanding after the Exchange Offer may be on terms that are more or less favorable than the Exchange Offer. Rules 14e-5 and 13e-4 under the Exchange Act generally prohibit us and our affiliates from purchasing any Convertible Notes, other than pursuant to the Exchange Offer, until 10 business days after the Expiration Date of the Exchange Offer. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENT

The Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2009, unless we have extended the period of time that the Exchange Offer is open. The Exchange Offer will be open for at least 20 business days as required by Rule 14e-1(a) under the Exchange Act.

We reserve the right to extend the period of time that the Exchange Offer is open, and delay acceptance for exchange of any Convertible Notes, by giving oral or written notice to the Information and Exchange Agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any extension, all Convertible Notes previously tendered will remain subject to the Exchange Offer unless properly withdrawn.

In addition, we reserve the right to:

•

terminate or amend the Exchange Offer and not to accept for exchange any Convertible Notes not previously accepted for exchange upon the occurrence of any of the events specified below under “— Conditions to the Exchange Offer” that have not been waived by us; and

The Exchange Offer

•	amend the terms of the Exchange Offer in any manner permitted or not prohibited by law.

If we terminate or amend the Exchange Offer, we will notify the Information and Exchange Agent by oral or written notice (with any oral notice to be promptly confirmed in writing) and will issue a timely press release or other public announcement regarding the termination or amendment.

If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, we will promptly disseminate disclosure regarding the changes to the Exchange Offer and extend the Exchange Offer, if required by law, to ensure that the Exchange Offer remains open a minimum of five business days from the date we disseminate disclosure regarding the changes.

If we make a change in the principal amount of Convertible Notes sought or the Convertible Notes Offer Consideration, we will promptly disseminate disclosure regarding the changes and extend the Exchange Offer, if required by law, to ensure that the Exchange Offer remains open a minimum of ten business days from the date we disseminate disclosure regarding the changes.

PROCEDURES FOR TENDERING CONVERTIBLE NOTES

We have forwarded to you, along with this prospectus, a letter of transmittal relating to the Exchange Offer. A holder need not submit a letter of transmittal if the holder tenders Convertible Notes in accordance with the procedures mandated by DTC’s Automated Tender Offer Program, or ATOP. To tender Convertible Notes without submitting a letter of transmittal, the electronic instructions sent to DTC and transmitted to the Information and Exchange Agent must contain your acknowledgment of receipt of, and your agreement to be bound by and to make all of the representations contained in, the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus.

Only a holder of record of Convertible Notes may tender Convertible Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must:

(1)	either:

•

properly complete, duly sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and deliver the letter of transmittal or facsimile together with any other documents required by the letter of transmittal, to the Information and Exchange Agent at or prior to 5:00 p.m., New York City time, on the Expiration Date; or

•

instruct DTC to transmit on behalf of the holder a computer-generated message to the Information and Exchange Agent in which the holder of the Convertible Notes acknowledges and agrees to be bound by the terms of, and to make all of the representations contained in, the letter of transmittal, which computer-generated message shall be received by the Information and Exchange Agent on or prior to 5:00 p.m., New York City time, on the Expiration Date, according to the procedure for book-entry transfer described below; and

(2)	deliver to the Information and Exchange Agent at or prior to 5:00 p.m., New York City time, on the Expiration Date confirmation of book-entry transfer of your Convertible Notes into the Information and Exchange Agent’s account at DTC pursuant to the procedure for book-entry transfers described below.

Alternatively, if a holder wishes to tender its Convertible Notes for exchange in the Exchange Offer and the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all

The Exchange Offer

required documents to reach the Information and Exchange Agent on or prior to the Expiration Date, the holder must tender its Convertible Notes according to the guaranteed delivery procedures set forth under “—Guaranteed delivery procedures.”

To be tendered effectively, the Information and Exchange Agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth on the back cover of this prospectus on or prior to the Expiration Date, or, in the case of guaranteed delivery, no later than three New York Stock Exchange trading days after the Expiration Date. To receive confirmation of valid tender of Convertible Notes, a holder should contact the Exchange Agent at its telephone number listed on the back cover of this prospectus.

The tender of Convertible Notes by a holder that is not validly withdrawn prior to expiration of the Exchange Offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal. Such agreement will be governed by, and construed in accordance with, the laws of the State of New York.

If the related letter of transmittal or any other required documents are physically delivered to the Information and Exchange Agent, the method of delivery is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service, properly insured. In all cases, holders should allow sufficient time to assure delivery to the Information and Exchange Agent before expiration of the Exchange Offer. Holders should not send letters of transmittal to us or the Dealer Manager. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose Convertible Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf if it wishes to participate in the Exchange Offer. You should keep in mind that your intermediary may require you to take action with respect to the Exchange Offer a number of days before the Expiration Date in order for such entity to tender Convertible Notes on your behalf on or prior to the Expiration Date in accordance with the terms of the Exchange Offer.

If the applicable letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the Convertible Notes.

A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution in certain circumstances. As used in this prospectus, “eligible institution” means a bank, broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer, government securities broker, credit union, national securities exchange, registered securities association, clearing agency or savings association. The signature need not be guaranteed by an eligible institution if the Convertible Notes are tendered:

•	by a registered holder who has not completed either of the boxes entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

The Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal, of tendered Convertible Notes. Our determination will be final and binding, absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to reject any Convertible Notes not validly tendered or any Convertible Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Convertible Notes. A waiver of any defect or irregularity with respect to the tender of one tendered security shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other tendered securities except to the extent we may otherwise so provide. Our interpretation of the terms and conditions of the Exchange Offer, including the instructions in the letter of transmittal, will be final and binding on all parties, absent a finding to the contrary by a court of competent jurisdiction.

Unless waived, any defects or irregularities in connection with tenders of Convertible Notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Convertible Notes, none of us, our board of trustees, the Dealer Manager, the Information and Exchange Agent or any other person will incur any liability for failure to give notification. Tenders of Convertible Notes will not be deemed made until those defects or irregularities have been cured or waived. Any Convertible Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the Expiration Date.

In all cases, we will accept Convertible Notes for exchange pursuant to the Exchange Offer only after the Information and Exchange Agent timely receives:

•	a timely book-entry confirmation that Convertible Notes have been transferred into the Information and Exchange Agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted computer-generated message to the Information and Exchange Agent.

Holders should receive copies of the letter of transmittal with the prospectus. A holder may obtain additional copies of the letter of transmittal for the Convertible Notes from the Information and Exchange Agent at its offices listed on the back cover of this prospectus.

BOOK-ENTRY TRANSFER

The Information and Exchange Agent has established accounts with respect to the Convertible Notes at DTC for purposes of the Exchange Offer. The Information and Exchange Agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize DTC’s ATOP procedures to tender Convertible Notes. Any participant in DTC may make book-entry delivery of Convertible Notes by causing DTC to transfer the Convertible Notes into the Information and Exchange Agent’s applicable account in accordance with DTC’s ATOP procedures for transfer. However, the exchange for the Convertible Notes so tendered will be made only after a book-entry confirmation of such book-entry transfer of Convertible Notes into the Information and Exchange Agent’s account, and timely receipt by the Information and Exchange Agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by DTC and received by the Information and Exchange Agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering Convertible Notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of, and to make all of the representations contained in, the letter of transmittal, and that we may enforce that agreement against the participant.

The Exchange Offer

GUARANTEED DELIVERY PROCEDURES

Holders who wish to tender their Convertible Notes and (i) who cannot comply with the procedures for book-entry transfer in a timely manner, or (ii) who cannot deliver a letter of transmittal, agent’s message (as defined above under “—Book-entry transfer”) or any other required documents to the Information and Exchange Agent on or prior to the Expiration Date, may effect a tender if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a validly completed and duly executed notice of guaranteed delivery in the form we have provided is received by the Information and Exchange Agent, as provided below, prior to the Expiration Date; and

•

the Information and Exchange Agent receives, at its address set forth on the back cover of this prospectus and within the period of three New York Stock Exchange trading days after the Expiration Date, a book-entry confirmation of the transfer of the Convertible Notes into the Information and Exchange Agent’s account at DTC, and either:

•	a properly completed and duly executed letter of transmittal, which includes all signature guarantees required thereon and all other required documents; or

•	a properly transmitted agent’s message.

A notice of guaranteed delivery must be delivered to the Information and Exchange Agent by hand, overnight courier, facsimile transmission or mail before the Expiration Date and must include a guarantee by an eligible institution in the form set forth in the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

You may withdraw your tender of Convertible Notes at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, if not previously returned, you may withdraw Convertible Notes that you tender that are not accepted by us for exchange after expiration of 40 business days from                     , 2009. For a withdrawal to be effective, the Information and Exchange Agent must receive a computer generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC, or a written notice of withdrawal, sent by facsimile transmission, receipt confirmed by telephone, or letter, before the Expiration Date. A form of notice of withdrawal may be obtained from the Information Agent. Any notice of withdrawal must:

•	specify the name of the person that tendered the Convertible Notes to be withdrawn;

•	identify the Convertible Notes to be withdrawn, including the certificate number or numbers, if physical certificates were tendered, and principal amount of such Convertible Notes;

•	include a statement that the holder is withdrawing its election to have the Convertible Notes exchanged;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Convertible Notes were tendered, or by the same entity previously delivering the related agent’s message, including any required signature guarantees, and, in the case of certificated securities, be accompanied by documents of transfer sufficient to have the trustee under the applicable indenture register the transfer of the Convertible Notes into the name of the person withdrawing the tender; and

•	specify the name in which any of the Convertible Notes are to be registered, if different from that of the person that tendered the Convertible Notes.

The Exchange Offer

Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Convertible Notes or otherwise comply with DTC’s procedures, or, in the case of certificated securities, the name and address to which such withdrawn Convertible Notes are to be sent.

Any Convertible Notes validly withdrawn will not have been validly tendered for exchange for purposes of the Exchange Offer. Properly withdrawn Convertible Notes may be re-tendered by following one of the procedures described under “—Procedures for tendering Convertible Notes” above at any time on or prior to the Expiration Date.

SETTLEMENT OF EXCHANGE OFFER

Upon satisfaction or waiver of all of the conditions to the Exchange Offer and upon the terms and subject to the conditions of the Exchange Offer, we will promptly accept such Convertible Notes validly tendered that have not been validly withdrawn, subject any applicable proration. We will pay the Convertible Notes Offer Consideration in exchange for such Convertible Notes accepted for exchange promptly after the Expiration Date. For purposes of the Exchange Offer, we will be deemed to have accepted Convertible Notes for exchange when we give oral (promptly confirmed in writing) or written notice of acceptance to the Exchange Agent.

In all cases, we will pay the Convertible Notes Offer Consideration in exchange for Convertible Notes that are accepted for exchange pursuant to the Exchange Offer only after the Information and Exchange Agent timely receives a book-entry confirmation of the transfer of the Convertible Notes into the Exchange Agent’s account at DTC, and a properly completed and duly executed letter of transmittal and all other required documents, or a properly transmitted agent’s message.

We will deliver the Convertible Notes Offer Consideration on the settlement date, which will be promptly and no later than five business days following the Expiration Date, by issuing the common shares and paying the Convertible Notes Cash Payment and the accrued and unpaid interest to the Information and Exchange Agent (or upon its instructions, to DTC), which will act as agent for you for the purpose of receiving the Convertible Notes Offer Consideration and transmitting the Convertible Notes Offer Consideration to you. The Convertible Notes Cash Payment and the accrued interest cash payment will be made in same day funds. Tendering holders of the Convertible Notes should indicate in the applicable box in the letter of transmittal or to the book-entry transfer facility in the case of holders who electronically transmit their acceptance through ATOP the name and address to which delivery of the Convertible Notes Offer Consideration is to be sent, if different from the name and address of the person signing the letter of transmittal or transmitting such acceptance through ATOP.

We expressly reserve the right, subject to applicable law, to (1) delay acceptance for exchange of Convertible Notes tendered under the Exchange Offer or the delivery of Convertible Notes Offer Consideration (subject to Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return the Convertible Notes deposited by or on behalf of the holders promptly after the termination or withdrawal of any of the Exchange Offer), or (2) terminate the Exchange Offer at any time.

You will not be obliged to pay brokerage commissions or fees to the Dealer Manager, the Information and Exchange Agent or us with respect to the Exchange Offer. However, if a tendering holder handles the transactions through its broker, dealer, commercial bank, trust company or other institution (other than the Dealer Manager), such holder may be required to pay brokerage fees or commissions.

The Exchange Offer

We will pay all transfer taxes applicable to the exchange and transfer of the Convertible Notes pursuant to the Exchange Offer, except if the delivery of the common shares and payment of the Convertible Notes Cash Payment and accrued and unpaid interest is being made to, or if Convertible Notes not tendered or not accepted for payment are registered in the name of, any person other than the holder of the Convertible Notes tendered thereby or the Convertible Notes are credited in the name of any person other than the person(s) signing the letter of transmittal or electronically transmitting acceptance through ATOP, as applicable; then, in such event, delivery and payment shall not be made unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

We will not be liable for any interest as a result of a delay by the Information and Exchange Agent or DTC in distributing the consideration for the Exchange Offer.

CONDITIONS TO THE EXCHANGE OFFER

Notwithstanding any other provision of the Exchange Offer to the contrary, the Exchange Offer is subject to the following conditions that we cannot waive: the registration statement of which this prospectus forms a part shall have become effective and no stop order suspending the effectiveness of the registration statement and no proceedings for that purpose shall have been instituted or be pending, or to our knowledge, be contemplated or threatened by the SEC.

In addition, we will not be required to accept for exchange, or to pay the offer consideration in exchange for, any Convertible Notes and may terminate or amend the Exchange Offer, by oral or written notice (with any oral notice to be promptly confirmed in writing) to the Information and Exchange Agent, followed by a timely press release, at any time before accepting any of the Convertible Notes for exchange, if at least $25,000,000 aggregate principal amount of Convertible Notes shall not have been tendered and not withdrawn as of the Expiration Date, or in our reasonable judgment:

•

there shall have been instituted, threatened in writing or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits to us (as set forth under “—Purpose of the Exchange Offer”) of the Exchange Offer; an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality; or there shall have occurred any development, that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits to us of the Exchange Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects; or

•	there shall have occurred:

•	any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets;

•	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

•	any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our

The Exchange Offer

reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or

•

a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

We expressly reserve the right to amend or terminate the Exchange Offer and to reject for exchange any Convertible Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified above. In addition, our acceptance of Convertible Notes for exchange from any particular holder is subject to the condition described in “—Ownership Limitation.” We expressly reserve the right, at any time or at various times, to waive any of the conditions of the Exchange Offer, in whole or in part, except as to the requirements that the registration statement of which this prospectus forms a part shall have become effective and that the registration statement of which this prospectus forms a part not be subject to a stop order or any proceedings for that purpose, which conditions we cannot waive. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the Exchange Agent as promptly as practicable, followed by a timely press release.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

All conditions to the Exchange Offer must be satisfied or, to the extent permitted by the terms of the Exchange Offer, waived, prior to the Expiration Date.

OWNERSHIP LIMITATIONS

Our declaration of trust prohibits any person from owning more than 8.3% of our outstanding common shares and provides that any transfer in violation of that limitation will be void. In addition, shares held by a person that exceed the ownership limitation are automatically transferred to a trust for resale. For a more complete description of the ownership limitation and the consequences of exceeding it, see “Description of shares of beneficial interest—Restrictions on ownership and transfer.” It is a condition to our acceptance of a holder’s Convertible Notes for exchange that the amount of common shares such person will receive as a result of the Exchange Offer, when combined with other common shares held by such person, does not exceed the ownership limitation. We reserve the right to accept for exchange only that amount of Convertible Notes that, upon settlement of the Exchange offer, would not cause the number of common shares held by a person to exceed the ownership limitation. In particular instances, and in our absolute discretion, to waive the ownership limitation condition either in whole or in part.

Under a New York Stock Exchange rule applicable to the Exchange Offer, issuances of common shares in the Exchange Offer to the following persons will be limited:

•	a director, officer or holder of 5% or more of the number of our common shares, each of which the rule refers to as a Related Party;

•	a subsidiary, affiliate or other closely-related person of a Related Party; and

•	any entity in which a Related Party has a substantial direct or indirect interest.

The Exchange Offer

While, in general, the number of common shares issuable to a Related Party cannot exceed 1% of shares outstanding before the issuance, if a Related Party is deemed to be a Related Party solely because of its ownership of common shares, the number of common shares issuable to such Related Party must be less than 5% of common shares outstanding before the issuance. It is a condition to our acceptance of a Related Party’s Convertible Notes for exchange that, upon settlement of the Exchange Offer, the amount of common shares issuable to the Related Party not exceed the limitations imposed by the New York Stock Exchange rule. We reserve the right to accept for exchange only that amount of Convertible Notes that, upon settlement of the Exchange Offer, would not cause the issuance of common shares to the Related Person to exceed the limitations imposed by the New York Stock Exchange rule.

SOURCES AND AMOUNT OF FUNDS

Assuming the Exchange Offer is fully subscribed, we will need approximately $             in cash to fund the Convertible Notes Cash Payment. We will use cash on hand to make this payment. The common shares to be issued in the Exchange Offer are available from our authorized but unissued common shares.

FEES AND EXPENSES

We will bear the fees and expenses of soliciting tenders for the Exchange Offer and tendering holders of Convertible Notes will not be required to pay any expenses of soliciting tenders in the Exchange Offer, including any fee or commission payable to the Dealer Manager. However, if a tendering holder handles the transactions through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions. The principal solicitation is being made by mail. However, additional solicitations may be made by facsimile transmission, telephone or in person by the Dealer Manager as well as by our officers and other employees.

TRANSFER TAXES

We will pay all transfer taxes, if any, applicable to the exchange of Convertible Notes pursuant to the Exchange Offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing Convertible Notes not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Convertible Notes tendered;

•	common shares are to be delivered to, or issued in the name of, any person other than the registered holder of the Convertible Notes;

•	tendered Convertible Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Convertible Notes under the Exchange Offer.

RETURN OF UNACCEPTED CONVERTIBLE NOTES

If we do not accept any Convertible Notes tendered for exchange pursuant to the Exchange Offer for any reason, such Convertible Notes will be returned to the tendering holder to the address specified by such tendering holder in the letter of transmittal or by book-entry transfer into an account with DTC specified by such tendering holder (unless such holder has indicated other delivery instructions in the related letter

The Exchange Offer

of transmittal or computer-generated message), at our expense and promptly after the expiration or termination of the Exchange Offer.

FUTURE PURCHASES AND EXCHANGES

Following completion of the Exchange Offer, we may acquire additional Convertible Notes that remain outstanding in the open market, in privately negotiated transactions, in new exchange offers, by redemption or otherwise. Future purchases, exchanges or redemptions of Convertible Notes that remain outstanding after the Exchange Offer may be on terms that are more or less favorable than the Exchange Offer. However, Exchange Act Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any Convertible Notes other than pursuant to the Exchange Offer until 10 business days after the Expiration Date of the Exchange Offer. Future purchases, exchanges and redemptions, if any, will depend on many factors, which include market conditions and the condition of our business.

ACCOUNTING TREATMENT

We will derecognize the net carrying amount of exchanged Convertible Notes and recognize common shares and paid-in capital for the common shares issued in connection with the Exchange Offer. As part of the Exchange Offer, we will allocate the fair value of the total consideration provided between acquisition of the debt component of the Convertible Notes and reacquisition of the equity component. In determining the amount of any gain or loss resulting from the Exchange Offer, we will compare the carrying value of the Convertible Notes tendered with the portion of the consideration allocated to the acquisition of the debt component. The consideration allocated to the reacquisition of the equity component will be recorded as a reduction to additional paid-in capital. See “Capitalization.”

NO APPRAISAL RIGHTS

No appraisal or dissenters’ rights are available to holders of Convertible Notes under applicable law in connection with the Exchange Offer.

COMPLIANCE WITH “SHORT TENDERING” RULE

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Convertible Notes for such person’s own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount of the securities being tendered and (b) will cause such securities to be delivered in accordance with the terms of the Exchange Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Convertible Notes in response to the Exchange Offer under any of the procedures described above will constitute a binding agreement between the tendering holder and us with respect to the Exchange Offer upon the terms and subject to the conditions of the Exchange Offer, including the tendering holder’s acceptance of the terms and conditions of the Exchange Offer, as well as the tendering holder’s representation and warranty that (a) such holder has a net long position in the Convertible Notes being tendered pursuant to the Exchange Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Convertible Notes complies with Rule 14e-4.

COMPLIANCE WITH SECURITIES LAWS

We are making the Exchange Offer to all holders of outstanding Convertible Notes. We are not aware of any jurisdiction in which the making of the Exchange Offer is not in compliance with applicable law. If

The Exchange Offer

we become aware of any jurisdiction in which the making of the Exchange Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Exchange Offer will not be made to, nor will tenders of Convertible Notes be accepted from or on behalf of, the holders of Convertible Notes residing in any such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer will be deemed to be made on our behalf by the Dealer Manager if licensed under the laws of that jurisdiction.

No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of our common shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or our common shares in any jurisdiction where action for that purpose is required. Accordingly, our common shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisement in connection with our common shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this Exchange Offer, the distribution of this prospectus, and the resale of the common shares.

EUROPEAN ECONOMIC AREA

In relation to each Member State of the European Economic Area (the “EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”), no offer to the public of any common shares as contemplated by this document may be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any such common shares may be made at any time under the following exemptions under the Prospectus Directive, to the extent those exemptions have been implemented in that Relevant Member State; provided that no offer will be made in Italy:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than € 43,000,000; and (3) an annual net turnover of more than € 50,000,000, as shown in its last annual or consolidated accounts;

(c)	by any managers to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Dealer Manager for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of such common shares shall result in a requirement for the publication by us or any manager of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares to be offered so as to enable an investor to decide to exchange for any common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The Exchange Offer

This prospectus has been prepared on the basis that all offers of such common shares will be made pursuant to an exemption under the Prospectus Directive, as implemented in member states of the EEA, from the requirement to produce a prospectus for offers of such common shares. Accordingly any person making or intending to make any offer within the EEA of common shares which are the subject of the placement contemplated in this document should only do so in circumstances in which no obligation arises for us or the Dealer Manager to produce a prospectus for such offer. Neither we nor the Dealer Manager has authorized, nor do we or the Dealer Manager authorize, the making of any offer of such common shares through any financial intermediary, other than offers made by the Dealer Manager which constitute the final placement of such common shares contemplated in this prospectus.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any common shares under, the offer contemplated in this document will be deemed to have represented, warranted and agreed to and with the Dealer Manager and us that in the case of any common shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the common shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the Dealer Manager has been given to the offer or resale; or (ii) where common shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those common shares to it is not treated under the Prospectus Directive as having been made to such persons.

UNITED KINGDOM

This prospectus is only being distributed to and directed at (i) persons outside the United Kingdom, (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons, “relevant persons”). Common shares are only available to, and any invitation, offer or agreement to subscribe or otherwise acquire such common shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

SCHEDULE TO

Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the Exchange Offer. Such Schedule TO, including the exhibits and any amendment thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under the caption “Where you can find more information.”

Market price of and dividends on our common shares

Our common shares are listed on the New York Stock Exchange under the symbol “RAS.” The following table sets forth, for the periods indicated, the high and low reported sale prices per common share as reported on the New York Stock Exchange composite transactions reporting system, and the quarterly cash dividends per common share, for the periods indicated.

	Price range of common shares		Dividends declared
	High	Low
2007
First Quarter	$38.25	$25.66	$0.80
Second Quarter	30.55	25.66	0.84
Third Quarter	26.91	4.82	0.46
Fourth Quarter	11.73	7.10	0.46
2008
First Quarter	$9.85	$5.15	$0.46
Second Quarter	9.62	5.93	0.46
Third Quarter	7.90	5.39	—
Fourth Quarter	5.86	1.50	0.35
2009
First Quarter	$3.03	$0.45	—
Second Quarter	2.06	1.10	—
Third Quarter	3.45	0.99	—
Fourth Quarter (through November 3, 2009)	3.00	1.74	—

As of November 3, 2009, there were 64,963,850 of our common shares outstanding held by 713 persons of record.

Comparison of rights of holders of Convertible Notes

and common shares

The following is a description of the material differences between the rights of holders of Convertible Notes and common shares. This summary may not contain all of the information that is important to you. You should carefully read this entire prospectus, including the documents incorporated by reference, for a more complete understanding of the differences between being a holder of Convertible Notes and being a holder of our common shares.

RANKING

Convertible Notes:    The Convertible Notes are our unsecured, senior obligations. The payment of the principal of, and interest on, the Convertible Notes ranks equally in right of payment with our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to any of our existing and future subordinated indebtedness. The Convertible Notes are effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness. Additionally, the Convertible Notes are effectively subordinated to all existing and future indebtedness of our subsidiaries, except for indebtedness of the subsidiary guarantors, RAIT Partnership, L.P. and RAIT Asset Holdings, LLC.

Common Shares:    The common shares rank junior with respect to dividend rights and rights upon our liquidation, dissolution or winding up to all indebtedness and any preferred shares we may issue.

DIVIDENDS/DISTRIBUTIONS

Convertible Notes:    Holders of Convertible Notes are entitled to receive interest at the rate of 6.875% per year payable semiannually in arrears on April 15 and October 15 of each year.

Common Shares:    Holders of common shares are entitled to dividends as may be declared from time to time by the board of trustees.

LISTING

Convertible Notes:    The Convertible Notes are not listed on any securities exchange.

Common Shares:    Our common shares are listed on the New York Stock Exchange under the symbol “RAS.”

VOTING RIGHTS

Convertible Notes:    Holders of the Convertible Notes have no voting or other rights in respect of the common shares issuable upon conversion of the Convertible Notes.

Common shares:    Each common share entitles the holder thereof to one vote on all matters, including the election of directors and, except as otherwise required by law or as provided in our declaration of trust with respect to the special voting rights of holders of our Series A, Series B and Series C preferred shares or other series of preferred shares that we may issue in the future, the holders of the common shares will possess all voting power. Our Series A, Series B and Series C preferred shares provide that if

Comparison of rights of holders of Convertible Notes and common shares we are in arrears in paying preferred dividends for six or more quarterly periods, the preferred shares, voting as a single class may, elect two additional trustees to our board of trustees. We are current, as of the date of this prospectus, on all preferred share dividends.

CONVERSION OR EXCHANGE

Convertible Notes:    Holders of the Convertible Notes may convert their notes at their option based on the applicable conversion rate (described below) prior to the close of business on the second business day prior to the stated maturity date at any time on or after April 15, 2026 and also under any of the following circumstances:

•

during any calendar quarter (and only during such calendar quarter), if, and only if, the closing sale price of our common shares for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than 120% of the conversion price per common share in effect on the applicable trading day;

•

during the five consecutive trading-day period following any five consecutive trading-day period in which the trading price of the Convertible Notes was less than 98% of the product of the closing sale price of our common shares multiplied by the applicable conversion rate;

•	if the Convertible Notes have been called for redemption, at any time prior to the close of business on the second business day prior to the redemption date;

•

issuance to all holders of common shares of certain common share purchase rights with below-market exercise prices, distribution to all holders of common shares of assets, debt securities or securities purchase rights with a per share value exceeding 15% of the specified common share price; a consolidation, merger or binding share exchange that is not a change in control; certain change in control transactions; or

•	if our common shares are not listed on a U.S. national or regional securities exchange for 30 consecutive trading days.

The conversion rate for each $1,000 principal amount of Convertible Notes is 28.727 of our common shares, payable in cash and, at our election, our common shares, as described in the next paragraph. This is equivalent to a conversion price of $34.81 per common share. In addition, if certain change in control transactions occur prior to April 20, 2012 and a holder elects to convert notes in connection with any such transaction, we will increase the conversion rate in connection with such conversion by a number of additional common shares based on the date such transaction becomes effective and the price paid per common share in such transaction. The conversion rate may also be adjusted under certain other circumstances, including the payment of quarterly cash dividends on our common shares in excess of $0.80 per share, but will not be adjusted for accrued and unpaid interest on the Convertible Notes.

Upon the conversion of Convertible Notes we will deliver cash and, at our election, common shares, with an aggregate value, which we refer to as the “conversion value,” equal to the conversion rate multiplied by the average price of our common shares as follows: (i) an amount in cash, which we refer to as the “principal return,” equal to the lesser of (a) the principal amount of the converted notes and (b) the conversion value and (ii) if the conversion value is greater than the principal return, an amount with a value equal to the difference between the conversion value and the principal return, which we refer to as the “net amount.” The net amount may be paid, at our option, in cash, our common shares or a combination of cash and our common shares.

Common Shares:    Our common shares are not convertible into any other security.

Comparison of rights of holders of Convertible Notes and common shares

REDEMPTION

Convertible Notes:    Prior to April 20, 2012, we may not redeem the Convertible Notes except to preserve our status as a REIT for U.S. federal income tax purposes. However, on or after April 20, 2012, we may redeem the Convertible Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior written notice to holders of the Convertible Notes, for cash equal to 100% of the principal amount of the Convertible Notes to be redeemed plus any unpaid interest accrued to the redemption date.

Common Shares:    Our common shares are not subject to any redemption rights.

REPURCHASE AT OPTION OF HOLDER

Convertible Notes:    Holders of Convertible Notes may require us to repurchase their notes in whole or in part on April 15, 2012, April 15, 2017 and April 15, 2022 for cash equal to 100% of the principal amount of the Convertible Notes to be repurchased plus any unpaid interest accrued to the repurchase date. If we undergo certain change in control transactions prior to April 20, 2012, holders of Convertible Notes may require us to repurchase their Convertible Notes in whole or in part for cash equal to 100% of the principal amount of the Convertible Notes to be repurchased plus any unpaid interest accrued to the repurchase date.

Common Shares:    Holders of our common shares do not have rights to require us to repurchase their common shares.

GOVERNING DOCUMENT

Convertible Notes:    Holders of Convertible Notes currently have rights set forth in, and may enforce their rights under, the indenture relating to the Convertible Notes.

Common Shares:    Holders of common shares have rights set forth in, and may enforce their rights under, Title 8 of the Maryland REIT Law and our declaration of trust and bylaws, as amended.

Description of shares of beneficial interest

GENERAL

The following description of our common shares and preferred shares sets forth certain general terms and provisions of our common shares and preferred shares. The terms of our declaration of trust and bylaws are more detailed than the general information provided below. Therefore, we urge you to consider carefully the actual provisions of these documents.

Under our declaration of trust, we may issue up to 200,000,000 common shares and 25,000,000 preferred shares. As of November 3, 2009, we had outstanding 64,963,850 common shares, 2,760,000 7.75% Series A cumulative redeemable preferred shares of beneficial interest, or Series A preferred shares, 2,258,300 8.375% Series B cumulative redeemable preferred shares of beneficial interest, or Series B preferred shares, and 1,600,000 8.875% Series C cumulative redeemable preferred shares of beneficial interest, or Series C preferred shares. Our board of trustees may amend our declaration of trust by a majority vote to increase or decrease the aggregate number of our authorized shares or to increase or decrease the number of shares in any class that we have authority to issue.

COMMON SHARES

Subject to the preferential rights of any preferred shares outstanding, the ownership limitations described in “Restrictions on ownership and transfer” below, and to the right of our board of trustees to establish separate classes of common shares and determine their rights and preferences, our common shares have the following characteristics:

•	each common share entitles the holder to one vote on matters voted on by common shareholders;

•	common shares do not have cumulative voting rights;

•	distributions are payable as and when authorized by our board of trustees;

•	holders of common shares generally are not liable for our debts;

•

if we are liquidated, each common share participates pro rata in our assets that remain after payment, or provision for payment, of our debts and payment of the liquidation preferences of any preferred shares; and

•	common shares do not have conversion, exchange, sinking fund, redemption, appraisal or preemptive rights.

Our declaration of trust specifies the vote required for our security holders to take certain actions. The affirmative vote of a majority of our outstanding voting shares (which includes our common shares and, to the extent set forth below, our preferred shares) is required before our board of trustees may take any action to revoke our election to be taxed as a REIT. A trustee may be removed by a two-thirds vote of our outstanding voting shares. Our declaration of trust may be amended by a majority vote of our outstanding voting shares except that provisions relating to the trustees, the ownership limitation, amendments to the declaration of trust and our dissolution and termination may only be amended by a two-thirds vote of our outstanding voting shares. Our shareholders may vote to terminate our existence by a two-thirds vote of our outstanding voting shares. A majority of all the votes entitled to be cast on the matter is required in order for us to merge into another entity, consolidate with one or more other entities into a new entity or sell, lease, exchange or otherwise transfer all or substantially all of our property.

Description of shares of beneficial interest

PREFERRED SHARES

Our outstanding Series A preferred shares, Series B preferred shares and Series C preferred shares rank senior to common shares with respect to dividend rights, redemption rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up. No cash dividends may be paid on common shares unless full cumulative dividends due on these preferred shares have been paid (other than any payment necessary to maintain our qualification as a REIT). If we liquidate, dissolve or wind up, holders of the preferred shares have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not declared) to and including the date of payment, before any payments are made to the holders of common shares. Holders of the preferred shares generally will have no voting rights, unless their preferred dividends are in arrears for six or more quarterly periods (whether or not consecutive). Whenever such a preferred dividend default exists, the preferred shareholders, voting as a single class, have the right to elect two additional trustees to our board of trustees. This right continues until all dividends accumulated on the preferred shares have been fully paid or authorized and declared and a sum sufficient for the payment thereof set aside for payment. The term of office of each trustee elected by preferred shareholders expires upon cure of the preferred dividend default. As of the date of this prospectus, no dividends on these preferred shares are in arrears.

The description of preferred shares above is not complete. You should refer to the articles supplementary with respect to each such series of preferred shares for complete information concerning the terms of that series. A copy of the articles supplementary for each such series of preferred shares has been filed with the SEC as an exhibit to a filing incorporated by reference in such registration statement.

Our board of trustees may authorize the issuance of additional series of preferred shares with voting or conversion rights that could impair the voting power or other rights of common shareholders. The issuance of preferred shares, which may provide flexibility in connection with possible acquisitions and other trust purposes, could have the effect of delaying or preventing a change in control, and may cause the market price of our common shares to decline or impair the voting and other rights of the holders of common shares.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

To qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, we must meet several requirements regarding the number of our shareholders and concentration of ownership of our shares. Our declaration of trust contains provisions that restrict the ownership and transfer of shares to assist us in complying with these Internal Revenue Code requirements. We refer to these restrictions as the “ownership limitation.”

The ownership limitation provides that, in general:

•	no person may own more than 8.3% of our outstanding common shares, and

•	no person may own more than 9.8% of any series of our outstanding preferred shares.

However, Resource America, Inc., which was our sponsor at the time of our formation, may own up to 15%, in number of shares or value, of our common shares. Resource America, Inc. has advised us that it did not own any of our common shares as of the date of this prospectus.

Ownership of our shares is subject to attribution rules under the Internal Revenue Code which may result in a person being deemed to own shares held by other persons. Our board of trustees may waive the ownership limitation if it determines that such ownership will not jeopardize our qualification as a

Description of shares of beneficial interest

REIT. As a condition of such waiver, the board of trustees may require an opinion of counsel satisfactory to it or undertakings or representations from the applicant with respect to preserving our REIT qualification. We required no such waiver or opinion with respect to Resource America, Inc.’s ownership rights since they arise from specific provisions of our declaration of trust.

Any person who acquires shares in violation of the ownership limitation must notify us immediately and provide us with any information we may request in order to determine the effect of the acquisition on our qualification as a REIT. The ownership limitation will not apply if the board of trustees determines that it is no longer in our best interest to qualify as a REIT. However, disqualification as a REIT must be approved by the affirmative vote of a majority of the number of shares of beneficial interest entitled to vote on such matter at a meeting of the shareholders. Otherwise, the ownership limitation may be changed only by an amendment to our declaration of trust by a vote of two-thirds of our outstanding voting shares.

Our declaration of trust provides that if any purported transfer of shares results in

•	any person violating the ownership limitation,

•	our being “closely held” under Section 856(h) of the Internal Revenue Code,

•	our common and preferred shares being owned by fewer than 100 persons, or

•	our owning 10% or more of a tenant of our real property,

the transfer will be of no force or effect as to the excess number of shares and the purported transferee or owner will cease to own any right or interest in the excess shares.

Shares owned by a person in excess of the ownership limitation transfer automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us. The trustee of the trust will be designated by us and must be unaffiliated with us and the prohibited transferee. The trustee must sell the excess shares to a qualified person and distribute the sales proceeds to the prohibited owner. Where a violation of the ownership limitation results from an event other than a transfer, or from a transfer for no consideration, such as a gift, the trustee will sell the excess shares to a qualified person and distribute to the prohibited owner an amount equal to the lesser of the market price of the excess shares on the date they became excess shares or the sales proceeds received by the trust for the excess shares, and can exercise all voting rights with respect to the excess shares.

In addition, we may purchase any shares held in the trust for the lesser of:

•	the price per share in the transaction that resulted in the transfer to the trust or, in the case of a gift, the market price at the time of gift; and

•	the market price on the date we agree to purchase the shares.

We may purchase the shares for 90 days following the transfer of the shares to the trust. The net sale proceeds will be paid to the prohibited transferee.

Every owner of more than 5% (or any lower percentage set by U.S. federal income tax laws) of our outstanding shares must file a completed questionnaire with us containing information regarding his or her ownership. In addition, each shareholder must, upon demand, disclose in writing any information we may request in order to determine the effect, if any, of such shareholder’s actual and constructive ownership of shares on our qualification as a REIT and to ensure compliance with the ownership limitation.

Description of shares of beneficial interest

TRANSFER AGENT

The transfer agent for our common shares is American Stock Transfer & Trust Company.

NO SHAREHOLDER RIGHTS PLAN

We currently do not have a shareholder rights plan.

Certain provisions of Maryland law and of our declaration of trust and bylaws

BOARD OF TRUSTEES

Our declaration of trust requires us to have no fewer than three and no more than nine trustees. A majority of our trustees must be “independent trustees.” The declaration of trust defines an independent trustee as one who, during the preceding two years, has not:

•	been an affiliate of Resource America, Inc., Brandywine Construction & Management, Inc. or their affiliates,

•	been one of our officers, or

•	had a material business or professional relationship with us, Resource America, Inc., Brandywine Construction & Management or their affiliates.

The trustees may increase or decrease the number of trustees by a majority vote; however, the number of trustees may be increased above nine or decreased below three only by a vote of at least 75% of the trustees then in office, and the term of office of a trustee may not be affected by a decrease in the authorized number of trustees. Any vacancy, including one created by an increase in the number of trustees, may be filled by a majority of the remaining trustees, except that independent trustees must nominate replacements for vacancies in independent trustee positions.

Our declaration of trust provides that a trustee may be removed, with or without cause, by a vote of two-thirds of our outstanding voting shares. This provision may operate to make it impractical for shareholders to remove incumbent trustees and fill the vacancies created by such removal with their own nominees.

BUSINESS COMBINATIONS

Under Maryland law, certain “business combinations” between us and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our shares, an affiliate of ours who, at any time within the previous two years was the beneficial owner of 10% or more of the voting power of our shares, whom the statute terms an “interested shareholder,” or an affiliate of an interested shareholder, are prohibited for five years after the most recent date on which an “interested shareholder” became an interested shareholder. The business combinations subject to this law include principally mergers, consolidations, share exchanges or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities. After the five year period has elapsed, a proposed business combination must be recommended by the board of trustees and approved by the affirmative vote of at least:

•	80% of our outstanding voting shares, and

•	two-thirds of our outstanding voting shares, excluding shares held by the interested shareholder unless, among other conditions, the shareholders receive a minimum price, as defined by Maryland law, for their shares and the consideration is in cash or in the same form as previously paid by the interested shareholder for its shares. These provisions do not apply, however, to business combinations that our board of trustees approves or exempts prior to the time that the interested shareholder becomes an interested shareholder.

Certain provisions of Maryland law and of our declaration of trust and bylaws

CONTROL SHARE ACQUISITIONS

Maryland law provides that “control shares” acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of our outstanding voting shares, excluding shares owned by the acquirer or by officers or trustees who are our employees. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any shareholders’ meeting.

If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver an acquiring person statement as required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of such shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting, and the acquiror may then vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted from the Maryland control share acquisition statute by our declaration of trust or bylaws.

Our bylaws exempt from the Maryland control share acquisition statute any and all acquisitions of our common or preferred shares by any person. The board of trustees has the right, however, to amend or eliminate this exemption at any time in the future.

AMENDMENT OF OUR DECLARATION OF TRUST AND BYLAWS

Our declaration of trust may be amended by a majority vote of our outstanding voting shares, except that provisions relating to the trustees, the ownership limitation, amendments to the declaration of trust and our dissolution and termination may only be amended by a vote of two-thirds of our outstanding voting shares. The board of trustees may amend the declaration of trust by a two-thirds vote, without any action by our shareholders, to allow us to qualify, or continue our qualification, as a REIT and, by a majority vote, to increase or decrease the aggregate number of our authorized shares or to decrease or increase the number of shares in any class that we have authority to issue. Our bylaws may be amended only by the board of trustees.

Certain provisions of Maryland law and of our declaration of trust and bylaws

MEETINGS OF SHAREHOLDERS

Our declaration of trust provides for annual shareholder meetings to elect trustees. Special shareholder meetings may be called by our chairman, chief executive officer, president or board of trustees and must be called at the written request of persons holding 50% or more of our outstanding voting shares.

ADVANCE NOTICE OF NOMINATIONS OF TRUSTEES AND NEW BUSINESS

At any annual meeting of shareholders, the nomination of trustees for election and business proposed to be considered may be made only by the board of trustees or by a shareholder who has complied with the advance notice procedures set forth in our bylaws. At any special meeting of shareholders, only the business specified in the notice of meeting may be brought before the meeting.

DISSOLUTION

Shareholders may elect to dissolve our company by a vote of two-thirds of our outstanding voting shares.

INDEMNIFICATION; LIMITATIONS OF TRUSTEES’ AND OFFICERS’ LIABILITY

Our declaration of trust limits the liability of our trustees and officers for money damages to the fullest extent permitted by Maryland law. Maryland law permits limiting the liability of trustees and officers except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services, or

•	active and deliberate dishonesty by the trustee or officer established by a final judgment as being material to the cause of action adjudicated.

Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former shareholders, trustees or officers, or any individual who, while a trustee, serves or has served, at our request, as a trustee, director, officer, partner or otherwise at another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise. The indemnification covers any claim or liability to which such person may become subject, or which such person may incur, by reason of his service in such capacity.

Maryland law permits a Maryland REIT to indemnify, and advance expenses to, its trustees, officers, employees and agents to the same extent Maryland law permits corporations to indemnify, and reimburse the expenses of, their directors and officers. Maryland law permits a corporation to indemnify its present and former directors and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding, and

•	was committed in bad faith, or

•	was the result of active and deliberate dishonesty, or

•	the director actually received an improper personal benefit in money, property, or services, or

•	in a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Certain provisions of Maryland law and of our declaration of trust and bylaws

However, a Maryland REIT may not indemnify for an adverse judgment in a derivative action. Our bylaws require us, as a condition to advancing expenses, to obtain:

•	a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification, and

•	an undertaking to repay the amount reimbursed if the standard of conduct was not met.

We have indemnification agreements with each of our executive officers and trustees. The indemnification agreements require us to indemnify our executive officers and trustees to the fullest extent permitted by law and to advance all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the agreements, we must also indemnify and advance all expenses incurred by executive officers and trustees seeking to enforce their rights under the indemnification agreements and may cover executive officers and trustees under any trustees’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by the declaration of trust, bylaws and Maryland law, it provides greater assurance to trustees and executive officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the board of trustees or the shareholders to eliminate the rights it provides.

Possible anti-takeover effect of certain provisions of Maryland law and of our declaration of trust and bylaws

The provisions of our declaration of trust regarding the removal of trustees and the restrictions on the transfer of shares, the advance notice provisions of the bylaws and the business combination provisions of Maryland law, could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for shareholders or that they otherwise may believe to be desirable. Also, if the board of trustees rescinds the provisions of the bylaws electing not to be governed by the control share acquisition statute, that statute could have a similar effect.

Maryland law provides that Maryland statutory real estate investment trusts that have a class of equity securities registered under the Exchange Act and have at least three outside trustees can elect by resolution of the board of trustees to be subject to some corporate governance provisions that may be inconsistent with the trust’s declaration of trust and bylaws. For example, the board of trustees may, by electing to cause our company to be subject to the applicable statutory provisions and notwithstanding the trust’s declaration of trust or bylaws:

•	classify our board of trustees,

•	provide that a special meeting of shareholders will be called only at the request of shareholders entitled to cast at least a majority of the votes entitled to be cast at the meeting,

•	reserve for itself the right to fix the number of trustees,

•	provide that a trustee may be removed only by a vote of the holders of two-thirds of the shares entitled to vote, and

•

retain for itself sole authority to fill vacancies created by an increase in the size of the board or by the death, removal or resignation of a trustee and permit a trustee to serve for the balance of the unexpired term instead of until the next annual meeting of shareholders.

Certain provisions of Maryland law and of our declaration of trust and bylaws

Our board has not elected to cause our company to be subject to any of the foregoing provisions, though our declaration of trust already contains provisions similar to certain of these statutory provisions. A board of trustees may implement all or any of these provisions without amending the trust’s declaration of trust or bylaws and without shareholder approval. A Maryland statutory real estate investment trust may be prohibited by its declaration of trust or by resolution of its board of trustees from electing any of the provisions of the statute; however, we are not prohibited from implementing any or all of the provisions of the statute, except to the extent such implementation would conflict with certain voting rights of our outstanding series of preferred shares. If implemented, these provisions could discourage offers to acquire our shares and could make more difficult completion of an unsolicited takeover offer.

Material United States federal income tax considerations

The following discussion is the opinion of Ledgewood, a professional corporation, our federal tax counsel, as to the material U.S. federal income tax considerations relating to the Exchange Offer and to the ownership and disposition of the common shares acquired in the exchange, but does not purport to be a complete analysis of all the potential tax consequences relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion addresses only the tax considerations that are relevant to holders that hold the Convertible Notes, and that will hold the common shares received in the exchange, as capital assets within the meaning of Section 1221 of the Code. This summary also does not address the effect of the U.S. federal estate or gift tax laws or the tax considerations arising under the laws of any foreign, state, local or other taxing jurisdiction. In addition, this discussion does not address tax considerations applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations;

•	regulated investment companies or real estate investment trusts;

•	dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that are S corporations, partnerships or other pass-through entities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	non-U.S. holders (as defined below) who own 5% or more of our common shares;

•	persons who hold the Convertible Notes or our common shares as a position in a “straddle,” hedging transaction, “conversion” transaction, or other risk reduction transaction;

•	persons deemed to sell the Convertible Notes or our common shares under the constructive sale provisions of the Code;

•	expatriates and certain former citizens or long-term residents of the United States; or

•	controlled foreign corporations or passive foreign investment companies.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES ACQUIRED IN THE EXCHANGE OFFER ARISING UNDER U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Material United States federal income tax considerations

For purposes of this summary, “U.S. holder” means a beneficial owner of the Convertible Notes or common shares that, for U.S. federal income tax purposes, is:

•	a citizen or individual resident of the United States;

•

a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) the trust is subject to the primary supervision of a U.S. court and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “non-U.S. holder” means a beneficial owner of the Convertible Notes or common shares that is neither a U.S. holder nor an entity that is classified for U.S. federal income tax purposes as a partnership or “disregarded entity.” If an entity that is classified for U.S. federal income tax purposes as a partnership holds Convertible Notes and participates in the Exchange Offer, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Convertible Notes that participate in the Exchange Offer are encouraged to consult their tax advisors.

U.S. FEDERAL INCOME TAX CONSEQUENCES TO PARTICIPATING U.S. HOLDERS

Exchange of Convertible Notes for common shares and cash.    The exchange of a Convertible Note for common shares and cash pursuant to the Exchange Offer should be treated as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code, and the material U.S. federal income tax consequences of the exchange should be as follows:

•	The accrued and unpaid interest received by a U.S. holder in the exchange will be treated as ordinary interest income.

•	No loss may be recognized on the exchange.

•

Gain should be recognized on the exchange equal to the lesser of (i) the excess, if any, of the amount of the Convertible Notes Cash Payment plus the fair market value of the common shares received in the Exchange Offer, plus any cash received in lieu of a fractional common share, over the U.S. holder’s adjusted tax basis in a Convertible Note surrendered in the exchange (including any basis allocable to any fractional common share received) and (ii) the amount of the Convertible Notes Cash Payment.

•	The holding period for the common shares received should include the holding period for the Convertible Note surrendered.

•

The adjusted tax basis of the common shares received (including a fractional share deemed received and sold as described below) should be equal to the adjusted tax basis of the Convertible Note surrendered in exchange for the common shares, increased by any gain recognized in the exchange (except for any gain recognized with respect to the deemed sale of a fractional share as described below) and decreased by the Convertible Notes Cash Payment (excluding cash paid in lieu of a fractional share).

•

If you receive cash in lieu of a fractional common share, you should be treated as having received the fractional share pursuant to the exchange and then as having sold that fractional share for cash. Accordingly, the receipt of such cash in lieu of a fractional common share will generally result in taxable gain or loss equal to the difference between the cash received in lieu of such fractional common share minus the tax basis in the Convertible Note allocable to the fractional common share.

Material United States federal income tax considerations

Except as described below under “—Market discount,” any gain recognized on the exchange (including any gain recognized on the receipt of cash in lieu of a fractional common share) will generally be capital gain. Any such gain will be short term capital gain if the U.S. holder’s holding period for the Convertible Note is not more than one year at the time of the exchange.

Market discount.    If a U.S. holder acquired a Convertible Note for an amount that is less than its stated principal amount, subject to a de minimis exception, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes. In general, a U.S. holder that exchanges a Convertible Note with market discount will be required to treat any gain recognized on the exchange, as described above, as ordinary income to the extent of the market discount accrued during the U.S. holder’s holding period for the Convertible Note, unless the U.S. holder had elected to include the market discount in income as it accrued. Any market discount that had accrued on a U.S. holder’s Convertible Note at the time of the exchange, and that is in excess of the gain recognized on the exchange, as described above, generally will be taxable as ordinary income upon the disposition of the common shares received upon the exchange. While the issue is not entirely clear, to the extent that common shares are received for Convertible Notes with market discount (and the U.S. holder had not elected to include the market discount in income as it accrued) the common shares will be treated as having such market discount with proper adjustments made for gain recognized upon the exchange described above, with the result that such market discount would be recognized as ordinary income upon a sale or exchange of the common shares. It is unclear whether such market discount would be recognized if there is a loss upon the sale or exchange of common shares or whether accrued market discount on the Convertible Notes would carry over to the common shares if the U.S. holder’s adjusted basis in the Convertible Notes is less than the fair market value of the consideration received upon the exchange.

Distributions on common shares.    Provided that we qualify as a REIT, distributions made to our taxable U.S. holders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction generally available to corporate U.S. holders. In determining the extent to which a distribution with respect to our common shares constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred shares of beneficial interest and then to our common shares. Dividends received from REITs generally are not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. holders who receive dividends from regular corporations; however, see the discussion below. Note that, if we make distributions to out common shareholders partially in the form of common shares, rather than in cash, as permitted by Revenue Procedure 2009-15, the common shares so distributed will be treated as a distribution of cash equal to the amount of cash that would have been received, based on a formula using market prices, and will be subject to tax.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. holders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of us for the taxable year, without regard to the period for which the U.S. holder has held its shares. To the extent that we elect under the applicable provisions of the Code to retain our net capital gains, U.S. holders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. holders will increase their adjusted tax basis in our common shares by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. holders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal income tax rates of 15% (through 2010) in the case of U.S. holders who are individuals, and 35% for corporations. Capital gains attributable to the sale of

Material United States federal income tax considerations

depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. holders, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. holder to the extent that they do not exceed the adjusted tax basis of the U.S. holder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. holder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. holder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. holder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to individual U.S. holders, we may elect to designate a portion of the distributions paid to such U.S. holders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. holders as capital gain, provided that the U.S. holder has held the common shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common shares became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a)	the qualified dividend income received by us during such taxable year from non-REIT corporations that are subject to U.S. federal income tax;

(b)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

In addition, to the extent that our subsidiary REIT, Taberna, pays dividends to us comprised of the above items, our dividends should generally be treated as qualified dividend income.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic corporation (other than a REIT or regulated investment company under the Code), which are subject to U.S. federal income tax, or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. We expect that any foreign corporate CDO entity in which we or Taberna invest would not be a “qualifying foreign corporation,” and accordingly our distribution of any income with respect to such entities will not constitute “qualified dividend income.”

Disposition of common shares.    Subject to the discussion below in this paragraph and the discussion above under “—Market Discount,” upon a disposition of our common shares (including the disposition of a fractional share interest deemed received and sold as described above), a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common shares. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder had a holding period in such common shares of more than one year immediately prior to such disposition. Certain U.S. holders (including individuals) are eligible for preferential U.S.

Material United States federal income tax considerations

federal income tax rates in respect of long-term capital gain. The deductibility of capital losses is subject to limitations under the Code.

U.S. FEDERAL INCOME TAX CONSEQUENCES TO PARTICIPATING NON-U.S. HOLDERS

Exchange of Convertible Notes for Common Shares and Cash.    Subject to the discussion below regarding the treatment of accrued interest, a non-U.S. holder generally will not be subject to U.S. federal income tax (including withholding tax) with respect to any gain realized on the exchange of Convertible Notes for common shares and cash unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States maintained by such non-U.S. holder);

•	the non-U.S. holder is an individual present in the United States for 183 days or more during the taxable year in which the gain is realized and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” (or “USRPHC”), as defined for U.S. federal income tax purposes, at any time during the period that such non-U.S. holder held such Convertible Notes. Because less than 50% of our assets have consisted of interests in real property, we do not anticipate becoming a USRPHC located within the U.S. (excluding, for these purposes, interests in real property solely as a creditor), and we believe that we have not been a USRPHC at any time during the period that the Convertible Notes have been outstanding. Irrespective of whether we are a USRPHC, we believe that we qualify as a domestically controlled qualified investment entity (that is, an entity of which less than 50% of whose equity is held directly or indirectly by foreign persons), which means, other than as described above, no gain realized by a non-U.S. holder on the exchange of Convertible Notes for common shares and cash would be subject to U.S. federal income tax.

For the treatment of any gain described in the first bullet point above, see below under “—Effectively Connected Income.”

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (even though the individual is not considered a resident of the United States for U.S. federal income tax purposes), but may be offset by U.S. source capital losses.

Accrued Interest.    A non-U.S. holder generally will not be subject to U.S. federal income tax (including withholding tax) on any amounts received that are properly allocable to accrued interest on the Convertible Notes, as applicable, provided that:

•	the interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•	the non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not a “controlled foreign corporation” that is related to us as described in Section 881(c)(3)(C) of the Code;

•	the non-U.S. holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

the non-U.S. holder furnishes its name and address, and certifies, under penalties of perjury, that the holder is not a U.S. person (which certification may be made on an IRS Form W-8 BEN (or successor

Material United States federal income tax considerations

form)), or, if the holder holds the Convertible Notes through certain foreign intermediaries, such holder and the foreign intermediaries satisfy the certification requirements of applicable Treasury Regulations.

If a non-U.S. holder cannot satisfy the requirements described above, such non-U.S. holder will be subject to a 30% U.S. federal withholding tax unless the non-U.S. holder provides the withholding agent with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable U.S. income tax treaty, or (2) IRS Form W-8ECI (or successor form) stating that the interest is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. For the treatment of any accrued interest that is effectively connected with a non-U.S. holder’s U.S. trade or business, see below under “—Effectively Connected Income.”

Ownership of Common Shares.    Provided that a non-U.S. holder does not own more than 5% of our common shares at any time during the one year period ending on the date a dividend is received, such dividend received by the non-U.S. holder on our common shares generally will be subject to U.S. withholding tax at a rate of 30%, unless the non-U.S. holder qualifies for a reduced rate of withholding or is able to claim a valid exemption, under an income tax treaty (generally, by providing an IRS Form W-8BEN claiming treaty benefits) or establishes that such dividend is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (generally, by providing an IRS Form W-8ECI (or successor form)). For the treatment of any dividends that are effectively connected with a non-U.S. holder’s U.S. trade or business, see below under “—Effectively Connected Income.”

Disposition of Common Shares.    Non-U.S. holders generally will not be subject to U.S. federal income tax (including withholding tax) on gain realized on the sale or other taxable disposition our common shares unless any of the exceptions described above under “—Exchange of Convertible Notes for Common Shares and Cash” apply.

Effectively Connected Income.    Any gain or income recognized by a non-U.S. holder with respect to the exchange of Convertible Notes, or with respect to the ownership or disposition of common shares, that is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such non-U.S. holder were a U.S. holder. A non-U.S. holder that is classified for U.S. federal income tax purposes as a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

BACKUP WITHHOLDING AND INFORMATION REPORTING

The exchange of Convertible Notes for common shares and cash pursuant to the Exchange Offer, the receipt of dividends on any common shares that are issued as part of the exchange, and the sale or disposition of common shares received in the exchange may be subject to “backup withholding” under the Code if a recipient of those payments fails to furnish to the payor certain identifying information. Any amounts deducted and withheld generally should be allowed as a credit against that recipient’s U.S. federal income tax, provided that appropriate proof is provided under rules established by the IRS. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments that is required to supply information but that does not do so in the proper manner. Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as corporations and non-U.S.

Material United States federal income tax considerations

holders, provided that such recipients provide proper documentation establishing their exemption. Information may also be required to be provided to the IRS concerning payments, unless an exemption applies. U.S. holders should consult their tax advisors regarding their qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.

U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-PARTICIPATING HOLDERS

Holders that do not tender their Convertible Notes, in the Exchange Offer will not recognize gain or loss, and will continue to have the same tax basis and holding period with respect to the Convertible Notes, as they had before the consummation of the Exchange Offer.

Interests of trustees and executive officers

To our knowledge, none of our trustees, executive officers or controlling persons, or any of their affiliates, beneficially own any Convertible Notes.

The Dealer Manager

The Dealer Manager for the Exchange Offer is UBS Securities LLC. The address and telephone number for the Dealer Manager is set forth on the back cover of this prospectus. The Dealer Manager will perform services customarily provided by investment banking firms acting as dealer managers of exchange offers of a like nature, including soliciting tenders of the Convertible Notes pursuant to the Exchange Offer and communicating generally regarding the Exchange Offer with brokers, dealers, commercial banks and trust companies and other persons, including the holders of the Convertible Notes. The Dealer Manager will receive customary compensation for such services. We have agreed to reimburse the Dealer Manager for certain out-of-pocket expenses incurred in connection with the Exchange Offer. We have also agreed to indemnify the Dealer Manager against certain claims and liabilities, including those that may arise under the U.S. federal securities laws.

The Dealer Manager and its respective affiliates have rendered, and the Dealer Manager may in the future render, various investment banking, lending and commercial banking services and other advisory services to us and our subsidiaries. The Dealer Manager has received, and the Dealer Manager may in the future receive, customary compensation from us and our subsidiaries for such services.

The Dealer Manager and its respective affiliates may from time to time hold Convertible Notes, common shares and other securities of ours in their proprietary accounts, which holdings may be substantial. During the course of the Exchange Offer and subject to applicable law, the Dealer Manager and its respective affiliates may trade Convertible Notes and common shares or effect transactions in other securities of ours for their own account or for the accounts of their customers. As a result, the Dealer Manager and its respective affiliates may hold a long or short position in the Convertible Notes, our common shares or other of our securities.

The Information and Exchange Agent

We have appointed D.F. King & Co., Inc. as the Information and Exchange Agent for the Exchange Offer. We have agreed to pay the Information and Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the Exchange Offer. We have also agreed to indemnify the Information and Exchange Agent against certain claims and liabilities, including those that may arise under the U.S. federal securities laws. All completed letters of transmittal and requests for assistance in connection with the tender of your Convertible Notes, should be directed to the Information and Exchange Agent as set forth on the back cover of this prospectus.

DELIVERY OF A LETTER OF TRANSMITTAL OR TRANSMISSION OF INSTRUCTIONS TO AN ADDRESS OR FACSIMILE NUMBER OTHER THAN THAT OF THE INFORMATION AND EXCHANGE AGENT AS SET FORTH ON THE BACK COVER OF THIS PROSPECTUS IS NOT A VALID DELIVERY.

Legal matters

The validity of the common shares issuable in the Exchange Offer will be passed upon for us by DLA Piper LLP (US), Baltimore, Maryland. In addition, certain tax and other matters will be passed upon for us by Ledgewood, a professional corporation, Philadelphia, Pennsylvania. Certain legal matters will be passed upon for the Dealer Manager by Davis Polk & Wardwell LLP, New York, New York.

Experts

Our consolidated financial statements as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 included in our Annual Report on Form 10-K for the year ended December 31, 2008 (as adjusted by our Current Report on Form 8-K filed on June 29, 2009) incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their reports (the report for the consolidated financial statements expressed an unqualified opinion and contained an explanatory paragraph regarding the Company’s adoption of FASB No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment of Accounting Research Bulletin No. 51 and FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)), with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

With respect to the unaudited interim financial information for the three month periods ended March 31, 2009 and 2008 and the three and six month periods ended June 30, 2009 and 2008 incorporated by reference in this registration statement and prospectus, Grant Thornton LLP has reported that it has applied limited procedures in accordance with professional standards for review of such information. However, the reports of Grant Thornton LLP related to our quarterly reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009 incorporated by reference in this registration statement and prospectus, state that Grant Thornton LLP did not audit and does not express any opinion on that interim financial information. Accordingly, the degree of your reliance on these reports on the unaudited interim financial information contained in such quarterly reports on Form 10-Q should be restricted in light of the limited nature of the review procedures applied. Grant Thornton LLP is not subject to the liability provisions of Section 11 of the Securities Act for its reports on the unaudited interim financial information because these reports are not a “report” or a “part” of the registration statement, of which this prospectus forms a part, prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

The Information and Exchange Agent for the Exchange Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers call:

(212) 269-5550

All Others Call Toll-free:

(800)431-9633

By Facsimile:

(For Eligible Institutions Only)

(212) 809-8838

Attn: Mark Fahey

Confirm by Telephone:

(212) 269-5550

Additional copies of this prospectus, the letter of transmittal or other tender offer materials may be obtained from the Information Agent and will be furnished at our expense. Questions and requests for assistance regarding the procedures to be followed for tendering your Convertible Notes should be directed to the Information and Exchange Agent. For all other questions, please contact the Dealer Manager.

The Dealer Manager for the Exchange Offer is:

UBS Investment Bank

677 Washington Boulevard

Stanford, Connecticut 06901

Attention: Liability Management Group

U.S. Toll-Free: (888) 719-4210

Call Collect: (203) 719-4210

Part II

Information not required in document

Item 20.	Indemnification of officers and directors

Maryland law permits a Maryland real investment trust, or REIT, to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action adjudicated. The Declaration of Trust of RAIT Financial Trust, or RAIT, contains a provision which eliminates the liability of its trustees and officers to the trust and its shareholders to the maximum extent permitted by Maryland law.

The Declaration of Trust of RAIT authorizes RAIT, to the maximum extent permitted by Maryland law, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (1) any present or former trustee or officer or (2) any individual who, while a trustee of RAIT and at the request of RAIT, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject, or which such person may incur, by reason of his status as a present or former trustee or officer of RAIT.

Maryland law permits a Maryland REIT to indemnify its present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (2) the trustee or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland REIT may indemnify its present and former trustees and officers, upon the order of a court, for expenses in connection with an adverse judgment in a suit by or in the right of the trust or for a judgment of liability on the basis that personal benefit was improperly received. In addition, Maryland law requires a Maryland REIT, as a condition to advancing expenses, to obtain (1) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by a Maryland REIT, and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by a Maryland REIT if it shall ultimately be determined that the standard of conduct was not met. In addition, RAIT has entered into indemnity agreements with its executive officers and trustees and covers executive officers and trustees under its trustees’ and officers’ liability insurance. See “Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Indemnification; Limitation of Trustees’ and Officers’ Liability” in the prospectus included in this registration statement on Form S-4.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The Exhibits furnished as part of this registration statement on Form S-4 are identified in the Exhibit Index immediately following the signature pages of this registration statement. Such Exhibit Index is incorporated herein by this reference.

(b) Financial Statement Schedules. The financial statement schedules are incorporated herein by reference to Item 15 of RAIT’s Annual Report on Form 10-K for the year ended December 31, 2008.

Information not required in document

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

Information not required in document

(c)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrants; and

(d)	Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Pennsylvania, on November 4, 2009.

RAIT FINANCIAL TRUST

By:	/s/ SCOTT F. SCHAEFFER
Name:	Scott F. Schaeffer
Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BETSY Z. COHEN* Betsy Z. Cohen	Chairman of the Board and Trustee	November 4, 2009

/s/ SCOTT F. SCHAEFFER* Scott F. Schaeffer	Chief Executive Officer and President (Principal Executive Officer)	November 4, 2009

/s/ JACK E. SALMON* Jack E. Salmon	Chief Financial Officer and Treasurer (Principal Financial Officer)	November 4, 2009

/s/ JAMES J. SEBRA* James Sebra	Chief Accounting Officer and Senior Vice President (Principal Accounting Officer)	November 4, 2009

/s/ EDWARD S. BROWN* Edward S. Brown	Trustee	November 4, 2009

/s/ DANIEL G. COHEN* Daniel G. Cohen	Trustee	November 4, 2009

/s/ FRANK A. FARNESI* Frank A. Farnesi	Trustee	November 4, 2009

/s/ S. KRISTIN KIM* S. Kristin Kim	Trustee	November 4, 2009

/s/ ARTHUR MAKADON* Arthur Makadon	Trustee	November 4, 2009

/s/ DANIEL PROMISLO* Daniel Promislo	Trustee	November 4, 2009

/s/ JOHN F. QUIGLEY, III* John F. Quigley, III	Trustee	November 4, 2009

/s/ MURRAY STEMPEL, III* Murray Stempel, III	Trustee	November 4, 2009

*By:	/s/ SCOTT F. SCHAEFFER
Scott F. Schaeffer, Attorney-in-fact

Exhibit index

Exhibit Number	Description of Documents

4.1	Amended and Restated Declaration of Trust.(1)

4.1.1	Articles of Amendment to Amended and Restated Declaration of Trust.(2)

4.1.2	Articles of Amendment to Amended and Restated Declaration of Trust.(3)

4.1.3	Certificate of Correction to the Amended and Restated Declaration of Trust.(4)

4.1.4	Articles of Amendment to Amended and Restated Declaration of Trust.(5)

4.2	Bylaws(6)

4.3	Form of Certificate for Common Shares of Beneficial Interest.(5)

4.4	Indenture dated as of April 18, 2007 among RAIT Financial Trust (“RAIT”), as issuer, RAIT Partnership, L.P. and RAIT Asset Holdings, LLC, as guarantors, and Wells Fargo Bank, N.A., as trustee.(7)

4.5	Registration Rights Agreement dated as of April 18, 2007 between RAIT and Bear, Stearns & Co. Inc.(7)

5.1	Opinion of DLA Piper LLP (US) (including consent).*

8.1	Opinion of Ledgewood (including consent).*

15.1	Awareness Letter from Independent Accountants*

23.1	Consent of Grant Thornton LLP.*

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)*

23.3	Consent of Ledgewood (included in Exhibit 8.1).*

24.1	Power of Attorney*

99.1	Form of Letter of Transmittal*

99.2	Form of Notice of Guaranteed Delivery*

99.3	Form of Notice of Withdrawal*

99.4	Form of Letter to Broker Dealers, Commercial Banks, Trust Companies and Other Nominees*

99.5	Form of Clients’ Letter*

*	Filed herewith.
(1)	Incorporated herein by reference to RAIT’s Registration Statement on Form S-11 (Registration No. 333-35077).
(2)	Incorporated herein by reference to RAIT’s Registration Statement on Form S-11 (Registration No. 333-53067).
(3)	Incorporated herein by reference to RAIT’s Registration Statement on Form S-2 (Registration No. 333-55518).
(4)	Incorporated herein by reference to RAIT’s Form 10-Q for the Quarterly Period ended March 31, 2002 (File No. 1-14760).
(5)	Incorporated herein by reference to RAIT’s Form 8-K as filed with the SEC on December 15, 2006 (File No. 1-14760).
(6)	Incorporated herein by reference to RAIT’s Form 8-K as filed with the SEC on November 21, 2008 (File No. 1-14760).
(7)	Incorporated herein by reference to RAIT’s Form 8-K as filed with the SEC on April 18, 2007 (File No. 1-14760).